$350,000,000

BRIDGE LOAN AGREEMENT

dated as of January 17, 2003,

among

LABORATORY CORPORATION OF AMERICA HOLDINGS,

THE LENDERS NAMED HEREIN

and

CREDIT SUISSE FIRST BOSTON,

as Administrative Agent


------------------------------

CREDIT SUISSE FIRST BOSTON,
as Sole Bookrunner and
Sole Lead Arranger

TABLE OF CONTENTS
                                           Page
                                           ------
ARTICLE I

Definitions

SECTION 1.01                                  1
SECTION 1.02.  Terms Generally               13
ARTICLE II

The Credits
SECTION 2.01.  Commitments                   13
SECTION 2.02.  Loans                         14
SECTION 2.03.  Borrowing Procedure           15
SECTION 2.04.  Evidence of Debt;
                Repayment of Loans           15
SECTION 2.05.  Fees                          16
SECTION 2.06.  Interest on Loans             16
SECTION 2.07.  Default Interest              16
SECTION 2.08.  Alternate Rate of Interest    16
SECTION 2.09.  Termination and Reduction
                 of Commitments              17
SECTION 2.10.  Conversion and Continuation
                 of Borrowings               17
SECTION 2.11.  Prepayment                    18
SECTION 2.12.  Reserve Requirements; Change
                 in Circumstances            19
SECTION 2.13.  Change in Legality            20
SECTION 2.14.  Break Funding                 21
SECTION 2.15.  Pro Rata Treatment            21
SECTION 2.16.  Sharing of Setoffs            21
SECTION 2.17.  Payments                      22
SECTION 2.18.  Taxes                         22
SECTION 2.19.  Assignment of Commitments
                 Under Certain Circumstances;
                 Duty to Mitigate            24

ARTICLE III

Representations and Warranties

SECTION 3.01.  Organization; Powers          25
SECTION 3.02.  Authorization                 25
SECTION 3.03.  Enforceability                25
SECTION 3.04.  Governmental Approvals        26
SECTION 3.05.  Financial Statements          26
SECTION 3.06.  No Material Adverse Change    26
SECTION 3.07.  Subsidiaries                  26

SECTION 3.08.  Litigation; Compliance
                 with Laws                   26
SECTION 3.09.  Federal Reserve Regulations   26
SECTION 3.10.  Investment Company Act;
                 Public Utility Holding
                 Company Act                 27
SECTION 3.11.  Use of Proceeds               27
SECTION 3.12.  Tax Returns                   27
SECTION 3.13.  No Material Misstatements     27
SECTION 3.14.  Employee Benefit Plans        27
SECTION 3.15.  Environmental Matters         27
SECTION 3.16.  Senior Indebtedness           28

ARTICLE IV

Conditions of Lending

ARTICLE V

Affirmative Covenants

SECTION 5.01.  Existence; Businesses and
                 Properties                 30
SECTION 5.02.  Insurance                    30
SECTION 5.03.  Obligations and Taxes        30
SECTION 5.04.  Financial Statements,
                 Reports, etc               30
SECTION 5.05.  Litigation and Other Notices 31
SECTION 5.06.  Maintaining Records; Access
                 to Properties and
                 Inspections                31
SECTION 5.07.  Use of Proceeds              32
SECTION 5.08.  Senior Notes; Rating;
                 Existing DIANON Credit
                 Agreement                  32
ARTICLE VI

Negative Covenants
SECTION 6.01.  Subsidiary Indebtedness      32
SECTION 6.02.  Liens                        33
SECTION 6.03.  Sale and Lease-Back
                 Transactions               34
SECTION 6.04.  Mergers, Consolidations and
                 Sales of Assets            35
SECTION 6.05.  Restricted Payments          35
SECTION 6.06.  Business of Borrower and
                 Subsidiaries               35
SECTION 6.07.  Interest Coverage Ratio      35
SECTION 6.08.  Maximum Leverage Ratio       35
SECTION 6.09.  Hedging Agreements           35

ARTICLE VII

Events of Default

ARTICLE VIII

The Administrative Agent

ARTICLE IX

Miscellaneous

SECTION 9.01.  Notices                    40
SECTION 9.02.  Survival of Agreement      40
SECTION 9.03.  Binding Effect             40
SECTION 9.04.  Successors and Assigns     40
SECTION 9.05.  Expenses; Indemnity        43
SECTION 9.06.  Right of Setoff            44
SECTION 9.07.  Applicable Law             45
SECTION 9.08.  Waivers; Amendment         45
SECTION 9.09.  Interest Rate Limitation   45
SECTION 9.10.  Entire Agreement           45
SECTION 9.11.  WAIVER OF JURY TRIAL       46
SECTION 9.12.  Severability               46
SECTION 9.13.  Counterparts               46
SECTION 9.14.  Headings                   46
SECTION 9.15.  Jurisdiction; Consent to
                 Service of Process       46
SECTION 9.16.  Confidentiality            47
SECTION 9.17.  Syndication of Commitments
                 and Loans                47


Schedule 2.01    Lenders and Commitments
Schedule 3.07(a) Subsidiaries
Schedule 3.07(b) DIANON Subsidiaries
Exhibit A        Form of Administrative Questionnaire
Exhibit B        Form of Assignment and Acceptance
Exhibit C        Form of Borrowing Request
Exhibit D-1      Form of Opinion of Chief Legal Counsel of the
                   Borrower
Exhibit D-2      Form of Opinion of Hogan & Hartson L.L.P.

BRIDGE LOAN AGREEMENT dated as of January 17, 2003, among LABORATORY CORPORATION OF AMERICA HOLDINGS, a Delaware corporation
(the "Borrower"), the Lenders (as defined in Article I), and CREDIT SUISSE FIRST BOSTON ("CSFB"), as administrative agent (in such capacity, the "Administrative Agent") for the Lenders.

Pursuant to the Merger Agreement, Merger Sub will merge (the
"Merger") with and into DIANON Systems, Inc., a Delaware corporation ("DIANON"), with DIANON surviving such Merger as a wholly owned Subsidiary of the Borrower. In connection with the Merger, the existing shareholders of DIANON will receive aggregate cash consideration of approximately $598,400,000. Also in connection with the Merger, the Borrower will, or will cause DIANON or another Subsidiary to, repay all of the outstanding Indebtedness of DIANON (other than the Assumed
Debt) and terminate the agreements relating thereto. Capitalized terms used but not defined in this preamble have the meanings assigned to such terms in Article I.

The Borrower has requested the Lenders to extend credit in the form of Loans in an aggregate principal amount not to exceed $350,000,000. The proceeds of the Loans are to be used, together with cash on hand at the Borrower and/or the proceeds of borrowings under the Existing Borrower Credit Agreements, solely (a) to pay the cash consideration payable in connection with the Merger, (b) to repay all amounts outstanding or due in respect of all of the outstanding Indebtedness of DIANON (other than the Assumed Debt) and (c) to pay related fees and expenses.

The Lenders are willing to extend such credit on the Closing
Date to the Borrower on the terms and subject to the conditions set forth herein. Accordingly, the parties hereto agree as follows:


ARTICLE I

Definitions

SECTION 1.01. Defined Terms. As used in this Agreement, the following terms shall have the meanings specified below:

"ABR", when used in reference to any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, are bearing interest at a rate determined by reference to the Alternate Base Rate.

"Acquisition" shall mean the acquisition by the Borrower or any wholly owned Subsidiary of the Borrower of all or substantially all of the assets of a person or line of business of such person, or all or substantially all of the Equity Interests of a person, in each case where the aggregate consideration (in whatever form) payable by the Borrower or any Subsidiary exceeds $10,000,000.

2


"Administrative Agent Fees" shall have the meaning assigned to such term in Section 2.05(a).

"Administrative Questionnaire" shall mean an Administrative
Questionnaire in the form of Exhibit A, or such other form as may be supplied from time to time by the Administrative Agent.

"Affiliate" shall mean, when used with respect to a specified person, another person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the person specified.

"Alternate Base Rate" shall mean, for any day, a rate per annum equal to the greater of (a) the Prime Rate in effect on such day and
(b) the Federal Funds Effective Rate in effect on such day plus 1/2 of 1%. Any change in the Alternate Base Rate due to a change in the Prime Rate or the Federal Funds Effective Rate shall be effective on the effective date of such change in the Prime Rate or the Federal Funds Effective Rate, respectively.

"Applicable Percentage" shall mean, for any day, with respect to any Eurodollar Loan or ABR Loan, as the case may be, the applicable percentage set forth below under the caption "LIBOR Spread" or "ABR Spread", as the case may be, based upon the ratings by S&P and Moody's, respectively, applicable on such date to the Index Debt:

S&P/Moody's                          LIBOR               ABR
  Rating                             SPREAD             SPREAD
-----------                       -----------         ----------
Category 1
----------
Equal to or greater than A-/A3      0.625%               0.00%

Category 2
----------
BBB+/Baa1                           0.750%               0.00%

Category 3
----------
BBB/Baa2                            1.000%               0.00%

Category 4
----------
BBB-/Baa3                           1.375%               0.375%

Category 5
----------
Less than BBB-/Baa3
(or unrated)                        1.750%               0.750%


For purposes of the foregoing, (i) prior to the date of the initial rating by Moody's of the Index Debt and during any period in which Moody's shall not have in effect a rating for the Index Debt, the Applicable Percentage shall be based upon the rating by S&P of the Index Debt; (ii) if S&P shall not have in effect a rating for the Index Debt (other than by reason of the circumstances referred to in the last sentence of this definition), then S&P shall be deemed to have established a rating in Category 5; (iii) if the ratings established or deemed to have been established by S&P and Moody's for the Index
Debt shall fall within different Categories, the Applicable Percentage shall be based on the lower of the two ratings; and (iv) if the ratings established or deemed to have been established by S&P and Moody's for the Index Debt shall be changed (other than as a result of a change in the rating system of S&P or Moody's), such change

3


shall be effective as of the date on which it is first announced by the applicable rating agency. Each change in the Applicable Percentage shall apply during the period commencing on the effective date of such change and ending on the date immediately preceding the effective date of the next such change. If the rating system of S&P or Moody's shall change, or if either such agency shall cease to be in the business of rating corporate debt obligations, the Borrower and the Lenders shall negotiate in good faith to amend this definition to reflect such changed rating system or the non-availability of ratings from such rating agency and, pending the effectiveness of any such amendment, the Applicable Percentage shall be determined by reference to the rating most recently in effect prior to such change or cessation.

"Assignment and Acceptance" shall mean an assignment and acceptance entered into by a Lender and an assignee (with the consent of any party whose consent is required by Section 9.04), and accepted by the Administrative Agent, in the form of Exhibit B or such other form as shall be approved by the Administrative Agent.

"Assumed Debt" shall mean (a) approximately $300,000 of Capital Lease Obligations of DIANON to be assumed by Merger Sub in connection with and as a result of the Merger and (b) the $600,000 letter of credit issued by First Union National Bank under the Existing
DIANON Credit Agreement for the benefit of Steadfast Insurance
Company.

"Board" shall mean the Board of Governors of the Federal
Reserve System of the United States of America.

"Borrowing" shall mean Loans of the same Type made, converted or continued on the same date and, in the case of Eurodollar Loans, as to which a single Interest Period is in effect.

"Borrowing Request" shall mean a request by the Borrower in accordance with the terms of Section 2.03.

"Business Day" shall mean any day other than a Saturday, Sunday or day on which banks in New York City are authorized or required by law to close; provided, however, that when used in connection with a Eurodollar Loan, the term "Business Day" shall also exclude any day on which banks are not open for dealings in dollar deposits in the London interbank market.

"Capital Lease Obligations" of any person shall mean the obligations of such person to pay rent or other amounts under any lease of (or other arrangement conveying the right to use) real or personal property, or a combination thereof, which obligations are required to be classified and accounted for as capital leases on a balance sheet of such person under GAAP, and the amount of such obligations shall be the capitalized amount thereof determined in accordance with GAAP.

A "Change in Control" shall be deemed to have occurred if
(a) any person or group (within the meaning of Rule 13d-5 of the Securities Exchange Act of 1934 as in effect on the date hereof) shall own directly or indirectly, beneficially or of record, shares representing more than 40% of the aggregate ordinary voting power represented by the issued and outstanding capital stock of the Borrower or (b) a majority of the seats (other than vacant seats) on the board of directors of the Borrower shall at any time be occupied by persons who were neither

4

(i) nominated by the board of directors of the Borrower, nor
(ii) appointed by directors so nominated.

"Change in Law" shall mean (a) the adoption of any law, rule or regulation after the date of this Agreement, (b) any change in any law, rule or regulation or in the interpretation or application thereof by any Governmental Authority after the date of this Agreement or (c) compliance by any Lender (or, for purposes of Section 2.12, by any lending office of such Lender or by such Lender's holding company, if any) with any request, guideline or directive (whether or not having the force of law) of any Governmental Authority made or issued after the date of this Agreement.

"Closing Date" shall mean the date that the Loans are made hereunder, following satisfaction or waiver of the conditions precedent specified in Article IV.

"Code" shall mean the Internal Revenue Code of 1986, as amended from time to time.

"Commitment" shall mean, with respect to each Lender, the commitment of such Lender to make Loans hereunder as set forth on
Schedule 2.01, or in the Assignment and Acceptance pursuant to which such Lender assumed its Commitment, as applicable, as the same may be
(a) reduced from time to time pursuant to Section 2.09 and (b) reduced or increased from time to time pursuant to assignments by or to such Lender pursuant to Section 9.04.

"Consolidated EBITDA" shall mean, for any period, Consolidated Net Income for such period plus (a) without duplication and to the extent deducted in determining such Consolidated Net Income, the sum of (i) consolidated interest expense net of interest income for such period, (ii) consolidated income tax expense for such period, (iii) all amounts attributable to depreciation and amortization for such period and
(iv) any extraordinary charges and all non-cash write-offs and write-downs of amortizable and depreciable items for such period, and minus (b) without duplication, to the extent included in determining such Consolidated Net Income, any extraordinary gains and all non-cash items of income for such period, all determined on a consolidated basis in accordance with GAAP.

"Consolidated Interest Expense" shall mean, for any period, the interest expense (including (a) imputed interest expense in respect of Capital Lease Obligations and (b) the amortization of original issue discount in connection with the Subordinated Notes and other
Indebtedness issued with original issue discount) of the Borrower and the Subsidiaries for such period, net of interest income, in each case determined on a consolidated basis in accordance with GAAP. For purposes of the foregoing, interest expense shall be determined after giving effect to any net payments made or received by the Borrower or any Subsidiary with respect to interest rate Hedging Agreements.

"Consolidated Net Income" shall mean, for any period, the net income or loss of the Borrower and the Subsidiaries for such period determined on a consolidated basis in accordance with GAAP.

"Control" shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a person, whether through the ownership of voting

5

securities, by contract or otherwise, and the terms "Controlling" and "Controlled" shall have meanings correlative thereto.

"Debt Issuance" shall mean the public or private issuance or series of related issuances by the Borrower or any Subsidiary of Indebtedness for money borrowed in an aggregate principal amount in excess of $25,000,000 with a maturity greater than one year; provided, however, that Indebtedness incurred under (a) the Existing Borrower Credit Agreements or (b) Section 6.01(c) or Section 6.01(d) shall not be considered a "Debt Issuance" for purposes of this Agreement.

"Default" shall mean any event or condition which upon notice, lapse of time or both would constitute an Event of Default.

"DIANON" shall have the meaning assigned to such term in the preamble to this Agreement.

"dollars" or "$" shall mean lawful money of the United States of America.

"Environmental Laws" shall mean all laws, rules, regulations, codes, ordinances, orders, decrees, judgments or injunctions issued, promulgated or entered into by any Governmental Authority, relating to the environment, the preservation or reclamation of natural resources, the management or release of Hazardous Materials or to the effect of the environment on human health and safety.

"Environmental Liability" shall mean liabilities, obligations, claims, actions, suits, judgments or orders under or relating to any Environmental Law for any damages, injunctive relief, losses, fines, penalties, fees, expenses (including fees and expenses of attorneys and consultants) or costs, whether contingent or otherwise, including those arising from or relating to (a) any action to address the on- or off-site presence, release of, or exposure to, Hazardous Materials, (b) permitting and licensing, governmental administrative oversight and financial assurance requirements, (c) any personal injury (including death), any property damage (real or personal) or natural resource damage and (d) the violation of any Environmental Law.

"Equity Interests" shall mean shares of capital stock, partnership interests, membership interests in a limited liability company, beneficial interests in a trust or other equity interests in any person, or any obligations convertible into or exchangeable for, or giving any person a right, option or warrant to acquire such equity interests or such convertible or exchangeable obligations; provided that the Subordinated Notes are deemed not to constitute Equity Interests of the Borrower.

"Equity Issuance" shall mean any issuance or sale by the Borrower or any Subsidiary of any Equity Interests, except (a) any issuance or sale to the Borrower or any Subsidiary, (b) any issuance of directors' qualifying shares or (c) sales or issuances of common stock, or options to purchase common stock, to management or employees of the Borrower or any Subsidiary under any employee stock option, stock purchase plan or other employee benefit plan in existence from time to time.

"ERISA" shall mean the Employee Retirement Income Security
Act of 1974, as amended from time to time.

6


"ERISA Affiliate" shall mean any trade or business (whether or not incorporated) that, together with the Borrower, is treated as a single employer under Section 414(b) or (c) of the Code, or solely for purposes of Section 302 of ERISA and Section 412 of the Code, is treated as a single employer under Section 414 of the Code.

"ERISA Event" shall mean (a) any "reportable event", as defined in Section 4043 of ERISA or the regulations issued thereunder, with respect to a Plan (other than an event for which the 30-day notice period is waived); (b) the existence with respect to any Plan of an "accumulated funding deficiency" (as defined in Section 412 of the Code or Section 302 of ERISA), whether or not waived; (c) the filing pursuant to
Section 412(d) of the Code or Section 303(d) of ERISA of an application for a waiver of the minimum funding standard with respect to any Plan;
(d) the incurrence by the Borrower or any of its ERISA Affiliates of any liability under Title IV of ERISA with respect to the termination of any Plan or the withdrawal or partial withdrawal of the Borrower or any of its ERISA Affiliates from any Plan or Multiemployer Plan; (e) the receipt by the Borrower or any of its ERISA Affiliates from the PBGC or a plan administrator of any notice relating to the intention to terminate any Plan or Plans or to appoint a trustee to administer any Plan; (f) the adoption of any amendment to a Plan that would require the provision of security pursuant to Section 401(a)(29) of the Code or Section 307 of ERISA; (g) the receipt by the Borrower or any of its ERISA Affiliates of any notice, or the receipt by any Multiemployer Plan from the Borrower or any of its ERISA Affiliates of any notice, concerning the imposition of Withdrawal Liability or a determination that a Multiemployer Plan is, or is expected to be, insolvent or in reorganization, within the meaning of Title IV of ERISA; or (h) the occurrence of a "prohibited transaction" with respect to which the Borrower or any of the Subsidiaries is a "disqualified person" (within the meaning of Section 4975 of the Code) or with respect to which the Borrower or any such Subsidiary could otherwise be liable.

"Eurodollar", when used in reference to any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, are bearing interest at a rate determined by reference to the LIBO Rate.

"Event of Default" shall have the meaning assigned to such term in Article VII.

"Excluded Taxes" shall mean, with respect to the Administrative
Agent, any Lender or any other recipient of any payment to be made by or on account of any obligation of the Borrower hereunder, (a) income, franchise or similar taxes imposed on (or measured by) its net income by the United States of America, the jurisdiction under the laws of which such recipient is organized or in which its principal office is located (or, in the case of any Lender, in which its applicable lending office is located), or, in the case of a jurisdiction that imposes taxes on the basis of management or control or other concept or principle of residence, the jurisdiction in which such recipient is so resident, (b) Taxes imposed by reason of any present or former connection between such person and the jurisdiction imposing such Taxes, other than solely as a result of the execution and delivery of this Agreement, the making of any Loans hereunder or the performance of any action provided for hereunder,
(c) any branch profits taxes imposed by the United States of America or any similar tax imposed by any other jurisdiction in which the Borrower is located and (d) in the case of a Foreign Lender (other than as an assignee pursuant to a request by the Borrower under Section 2.19(a)), any withholding tax that (i) is imposed on amounts payable to such Foreign Lender at the time such Foreign Lender becomes a party to this Agreement (or designates a new lending office), except to the extent that such Foreign Lender (or its assignor, if

7

any) was entitled, at the time of designation of a new lending office (or assignment), to receive additional amounts from the Borrower with respect to such withholding tax pursuant to Section 2.18(a) or (ii) is attributable to such Foreign Lender's failure to comply with Section 2.18(e).

"Existing Borrower Credit Agreements" shall mean, collectively,
(a) the Three-Year Credit Agreement dated as of February 20, 2002, among the Borrower, the lenders from time to time party thereto and CSFB, as administrative agent, and (b) the 364-Day Credit Agreement dated as of January 14, 2003, among the Borrower, the lenders from time to time party thereto and CSFB, as administrative agent, in each case as amended, supplemented, or otherwise modified from time to time.

"Existing DIANON Credit Agreement" shall mean the Loan
Agreement dated as of February 17, 1998, between DIANON and First
Union National Bank, as amended, supplemented or otherwise modified from time to time.

"Federal Funds Effective Rate" shall mean, for any day, the weighted average (rounded upwards, if necessary, to the next 1/100 of 1%) of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers, as published on the next succeeding Business Day by the Federal Reserve
Bank of New York, or, if such rate is not so published for any day that is a Business Day, the average (rounded upwards, if necessary, to the next 1/100 of 1%) of the quotations for the day for such transactions received by the Administrative Agent from three Federal funds brokers of recognized standing selected by it.

"Fees" shall mean the Administrative Agent Fees.

"Financial Officer" of any person shall mean the chief financial officer, principal accounting officer, Treasurer or Controller of such person.

"Foreign Lender" shall mean any Lender that is organized under the laws of a jurisdiction other than that in which the Borrower is located. For purposes of this definition, the United States of America, each State thereof and the District of Columbia shall be deemed to constitute a single jurisdiction.

"GAAP" shall mean generally accepted accounting principles applied on a consistent basis.

"Governmental Authority" shall mean any Federal, state, local or foreign court or governmental agency, authority, instrumentality or regulatory body.

"Granting Lender" shall have the meaning assigned to such term in Section 9.04(i).

"Guarantee" of or by any person (the "guarantor") shall mean any obligation, contingent or otherwise, of such person guaranteeing or having the economic effect of guaranteeing any Indebtedness of any other person (the "primary obligor") in any manner, whether directly or indirectly, and including any obligation of the guarantor, direct or indirect, (a) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or to purchase (or to advance or supply funds for the purchase of) any security for the payment of such Indebtedness, (b) to purchase or lease property, securities or services for the purpose of assuring

8


the owner of such Indebtedness of the payment of such Indebtedness or other obligation, (c) to maintain working capital, equity capital or any other financial statement condition or liquidity of the primary obligor so as to enable the primary obligor to pay such Indebtedness or (d) as an account party in respect of any letter of credit or letter of guaranty issued to support such Indebtedness; provided, however, that the term "Guarantee" shall not include endorsements for collection or deposit in the ordinary course of business.

"Hazardous Materials" shall mean (a) petroleum products and byproducts, asbestos, urea formaldehyde foam insulation, polychlorinated biphenyls, radon gas, chlorofluorocarbons and all other ozone-depleting substances and (b) any chemical, material, substance, waste, pollutant or contaminant that is prohibited, limited or regulated by or pursuant to any Environmental Law.

"Hedging Agreement" shall mean any interest rate protection agreement, foreign currency exchange agreement, commodity price protection agreement or other interest or currency exchange rate or commodity price hedging arrangement.

"Indebtedness" of any person shall mean, without duplication,
(a) all obligations of such person for borrowed money, (b) all obligations of such person evidenced by bonds, debentures, notes or similar instruments, (c) all obligations of such person under conditional sale or other title retention agreements relating to property or assets purchased by such person, (d) all obligations of such person issued or assumed as the deferred purchase price of property or services (excluding trade accounts payable and accrued obligations incurred in the ordinary course of business), (e) all Indebtedness of others secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any Lien on property owned or acquired by such person, whether or not the obligations secured thereby have been assumed, (f) all Guarantees by such person of Indebtedness of others,
(g) all Capital Lease Obligations of such person, (h) all obligations, contingent or otherwise, of such person as an account party in respect of letters of credit and letters of guaranty, (i) all obligations, contingent or otherwise, of such person in respect of bankers' acceptances and (j) all obligations of such person to make contingent cash payments in respect of any acquisition, to the extent such obligations are or are required to be shown as liabilities on the balance sheet of such person in accordance with GAAP. The Indebtedness of any person shall include the Indebtedness of any other entity (including any partnership in which such person is a general partner) to the extent such person is liable therefor as a result of such person's ownership interest in or other relationship with such entity, except to the extent the terms of such Indebtedness provide that such person is not liable therefor.

"Indemnified Taxes" shall mean Taxes other than Excluded
Taxes.

"Index Debt" shall mean the senior, unsecured, non-credit enhanced, long-term indebtedness for borrowed money of the Borrower.

"Interest Coverage Ratio" shall mean, for any period, the ratio of
(a) Consolidated EBITDA for such period to (b) Consolidated Interest Expense for such period.

"Interest Payment Date" shall mean (a) with respect to any ABR
Loan, the last Business Day of each March, June, September and
December and (b) with respect to any Eurodollar Loan, the last day of the Interest Period applicable to the Borrowing of which such Loan is a part and, in the case of a Eurodollar Borrowing with an Interest Period of more than three months' duration,

9


each day that would have been an Interest Payment Date had successive Interest Periods of three months' duration been applicable to such Borrowing.

"Interest Period" shall mean, with respect to any Eurodollar
Borrowing, the period commencing on the date of such Borrowing and ending on the numerically corresponding day (or, if there is no numerically corresponding day, on the last day) in the calendar month that is 1, 2, 3 or 6 months thereafter, as the Borrower may elect; provided, however, that if any Interest Period would end on a day other than a Business Day, such Interest Period shall be extended to the next succeeding Business Day unless such next succeeding Business Day would fall in the next calendar month, in which case such Interest Period shall end on the next preceding Business Day. Interest shall accrue from and including the first day of an Interest Period to but excluding the last day of such Interest Period. For purposes hereof, the date of a Borrowing initially shall be the date on which such Borrowing is made and thereafter shall be the effective date of the most recent conversion or continuation of such Borrowing.

"Lenders" shall mean (a) the persons listed on Schedule 2.01
(other than any such person that has ceased to be a party hereto pursuant to an Assignment and Acceptance) and (b) any person that has become a party hereto pursuant to an Assignment and Acceptance.

"Leverage Ratio" shall mean, for any period, the ratio of Total
Debt on the last day of such period to Consolidated EBITDA for such period. Solely for purposes of this definition, if at the time of any determination of the Leverage Ratio an Acquisition shall have been completed during the relevant period, the Consolidated EBITDA for such period shall be reformulated on a pro forma basis to give effect to such Acquisition as if it had occurred on the first day of such period. For purposes of the foregoing, all pro forma adjustments shall be (a) only those required or permitted by Regulation S-X of the Securities Act of 1933 or otherwise based on reasonably detailed written assumptions reasonably acceptable to the Administrative Agent and (b) certified by a Financial Officer of the Borrower as having been prepared in good faith based upon reasonable assumptions.

"LIBO Rate" shall mean, with respect to any Eurodollar
Borrowing for any Interest Period, the rate per annum determined by the Administrative Agent at approximately 11:00 a.m., London time, on the date that is two Business Days prior to the commencement of such Interest Period by reference to the British Bankers' Association Interest Settlement Rates for deposits in dollars (as set forth by the Bloomberg Information Service or any successor thereto or any other service selected by the Administrative Agent which has been nominated by the British Bankers' Association as an authorized information vendor for the purpose of displaying such rates) for a period equal to such Interest Period; provided that, to the extent that an interest rate is not ascertainable pursuant to the foregoing provisions of this definition, the "LIBO Rate" shall be the interest rate per annum determined by the Administrative Agent to be the average of the rates per annum at which dollar deposits of $10,000,000 are offered for such relevant Interest Period to major banks in the London interbank market in London, England by the Administrative Agent at approximately 11:00 a.m.
(London time) on the date that is two Business Days prior to the beginning of such Interest Period.

"Lien" shall mean, with respect to any asset, (a) any mortgage, deed of trust, lien, pledge, encumbrance, charge or security interest in or on such asset or (b) the interest of a vendor or a lessor under any conditional sale agreement, capital lease or title retention agreement (or

10


any financing lease having substantially the same economic effect as any of the foregoing) relating to such asset.

"Loans" shall mean the Loans made by the Lenders to the Borrower on the Closing Date. Each Loan shall be a Eurodollar Loan or an ABR Loan.

"Margin Stock" shall have the meaning assigned to such term in Regulation U.

"Material Adverse Effect" shall mean a materially adverse effect on the financial condition, results of operations or business of the Borrower and the Subsidiaries, taken as a whole.

"Material Indebtedness" shall mean Indebtedness (other than the Loans), or obligations in respect of one or more Hedging Agreements, of any one or more of the Borrower and the Subsidiaries in an aggregate principal amount exceeding $50,000,000. For purposes of determining Material Indebtedness, the "principal amount" of the obligations of the Borrower or any Subsidiary in respect of any Hedging Agreement at any time shall be the maximum aggregate amount (giving effect to any netting agreements) that the Borrower or such Subsidiary would be required to pay if such Hedging Agreement were terminated at such time.

"Material Subsidiary" shall mean at any time any Subsidiary, except Subsidiaries which, if aggregated and considered as a single Subsidiary, would not meet the definition of a "significant subsidiary" contained as of the date hereof in Regulation S-X of the Securities and Exchange Commission.

"Maturity Date" shall mean January 16, 2004.

"Merger" shall have the meaning assigned to such term in the preamble to this Agreement.

"Merger Agreement" shall mean the Agreement and Plan of Merger dated as of November 10, 2002, by and among the Borrower, Merger Sub and DIANON, as amended, supplemented or otherwise modified from time to time in accordance with the terms thereof.

"Merger Sub" shall mean DaVinci Development, Inc., a
Delaware corporation.

"Moody's" shall mean Moody's Investors Service, Inc.

"Multiemployer Plan" shall mean a multiemployer plan as defined in Section 4001(a)(3) of ERISA.

"Net Cash Proceeds" shall mean, with respect to any Debt
Issuance or Equity Issuance, the cash proceeds thereof, net of underwriting commissions or placement fees and any other fees and expenses directly incurred in connection therewith.

"Other Taxes" shall mean any and all present or future stamp or documentary taxes or any other excise or property taxes, charges or similar levies arising from any payment made under this Agreement or from the execution, delivery or enforcement of, or otherwise with respect to, this Agreement.

11


"PBGC" shall mean the Pension Benefit Guaranty Corporation referred to and defined in ERISA.

"person" shall mean any natural person, corporation, business trust, joint venture, association, company, limited liability company, partnership, Governmental Authority or other entity.

"Plan" shall mean any employee pension benefit plan (other than a Multiemployer Plan) subject to the provisions of Title IV of ERISA or
Section 412 of the Code or Section 307 of ERISA, and in respect of which the Borrower or any ERISA Affiliate is (or, if such plan were terminated, would under Section 4069 of ERISA be deemed to be) an "employer" as defined in Section 3(5) of ERISA.

"Prime Rate" shall mean the rate of interest per annum publicly announced from time to time by the Administrative Agent as its prime rate in effect at its principal office in New York City; each change in the Prime Rate shall be effective on the date such change is publicly announced as being effective.

"Register" shall have the meaning assigned to such term in
Section 9.04(d).

"Regulation T" shall mean Regulation T of the Board as from time to time in effect and all official rulings and interpretations thereunder or thereof.

"Regulation U" shall mean Regulation U of the Board as from time to time in effect and all official rulings and interpretations thereunder or thereof.

"Regulation X" shall mean Regulation X of the Board as from time to time in effect and all official rulings and interpretations thereunder or thereof.

"Related Parties" shall mean, with respect to any specified person, such person's Affiliates and the respective directors, officers, employees, agents and advisors of such person and such person's
Affiliates.

"Required Lenders" shall mean, at any time, Lenders having
Commitments (or, if the Commitments have terminated, Loans) representing at least a majority of the Total Commitment (or if the Commitments have terminated, the aggregate amount of Loans outstanding) at such time.

"Restricted Payment" shall mean (a) any dividend or other distribution (whether in cash, securities or other property) with respect to any Equity Interests in the Borrower or any Subsidiary, or (b) any payment (whether in cash, securities or other property), including any sinking fund or similar deposit, other than a payment to the extent consisting of Equity Interests of equal or junior ranking, on account of the purchase, redemption, retirement, acquisition, cancellation or termination of any Equity Interests in the Borrower or any Subsidiary. It is understood that the withholding of shares, and the payment of cash to the Internal Revenue Service in an amount not to exceed the value of the withheld shares, by the Company in connection with any of its stock incentive plans shall not constitute Restricted Payments.

12


"S&P" shall mean Standard & Poor's Ratings Service.

"Senior Notes" shall mean senior unsecured notes of the Borrower issued on or after the Closing Date.

"SPC" shall have the meaning assigned to such term in Section
9.04(i).

"Subordinated Notes" shall mean the Borrower's Zero Coupon
Liquid Yield Option (Subordinated Convertible) Notes due 2021, in an aggregate principal amount at maturity of $744,000,000.

"Subordinated Note Documents" shall mean the indenture under which the Subordinated Notes were issued and all other instruments, agreements and other documents evidencing or governing the Subordinated Notes or providing for any Guarantee or other right in respect thereof.

"subsidiary" shall mean, with respect to any person (herein referred to as the "parent"), any corporation, partnership, association or other business entity (a) of which securities or other ownership interests representing more than 50% of the equity or more than 50% of the ordinary voting power or more than 50% of the general partnership interests are, at the time any determination is being made, owned, controlled or held, or (b) that is, at the time any determination is made, otherwise Controlled, by the parent or one or more subsidiaries of the parent or by the parent and one or more subsidiaries of the parent.

"Subsidiary" shall mean any subsidiary of the Borrower.

"Synthetic Purchase Agreement" shall mean any swap, derivative or other agreement or combination of agreements pursuant to which the Borrower or any Subsidiary is or may become obligated to make (a) any payment in connection with a purchase by any third party from a person other than the Borrower or any Subsidiary of any Equity Interest or (b) any payment (other than on account of a permitted purchase by it of any Equity Interest) the amount of which is determined by reference to the price or value at any time of any Equity Interest; provided that no phantom stock or similar plan providing for payments only to current or former directors, officers or employees of the Borrower or the Subsidiaries (or to their heirs or estates) shall be deemed to be a Synthetic Purchase Agreement.

"Taxes" shall mean any and all present or future taxes, levies, imposts, duties, deductions, charges, liabilities or withholdings imposed by any Governmental Authority.

"Total Debt" shall mean, at any time, the total Indebtedness of the Borrower and the Subsidiaries at such time (excluding Indebtedness of the type described in clause (h) of the definition of such term, except to the extent of any unreimbursed drawings thereunder).

"Total Commitment" shall mean, at any time, the aggregate amount of the Commitments, as in effect at such time. The initial Total Commitment is $350,000,000.

"Transactions" shall have the meaning assigned to such term in
Section 3.02.

13


"Type", when used in respect of any Loan or Borrowing, shall refer to the Rate by reference to which interest on such Loan or on the Loans comprising such Borrowing is determined. For purposes hereof, the term "Rate" shall include the LIBO Rate and the Alternate Base Rate.

"wholly owned Subsidiary" of any person shall mean a subsidiary of such person of which securities (except for directors' qualifying shares) or other ownership interests representing 100% of the Equity Interests are, at the time any determination is being made, owned, controlled or held by such person or one or more wholly owned Subsidiaries of such person or by such person and one or more wholly owned Subsidiaries of such person.

"Withdrawal Liability" shall mean liability to a Multiemployer
Plan as a result of a complete or partial withdrawal from such Multiemployer Plan, as such terms are defined in Part I of Subtitle E of Title IV of ERISA.

SECTION 1.02.  Terms Generally.  The definitions in
Section 1.01 shall apply equally to both the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words "include", "includes" and "including" shall be deemed to be followed by the phrase "without limitation". The word "will" shall be construed to have the same meaning and effect as the word "shall"; and the words "asset" and "property" shall be construed as having the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights. All references herein to Articles, Sections, Exhibits and Schedules shall be deemed references to Articles and Sections of, and Exhibits and Schedules to, this Agreement unless the context shall otherwise require. Except as otherwise expressly provided herein, all terms of an accounting or financial nature shall be construed in accordance with GAAP, as in effect from time to time; provided, however, that if the Borrower notifies the Administrative Agent that the Borrower wishes to amend any covenant in Article VI or any related definition to eliminate the effect of any change in GAAP occurring after the date of this Agreement on the operation of such covenant (or if the Administrative Agent notifies the Borrower that the Required Lenders wish to amend Article VI or any related definition for such purpose), then the Borrower's compliance with such covenant shall be determined on the basis of GAAP in effect immediately before the relevant change in GAAP became effective, until either such notice is withdrawn or such covenant is amended in a manner satisfactory to the Borrower and the Required Lenders.

ARTICLE II

The Credits

SECTION 2.01.  Commitments. Subject to the terms and
conditions and relying upon the representations and warranties herein set forth, each Lender agrees, severally and not jointly, to make Loans to the Borrower on the Closing Date, in an aggregate principal amount not to exceed such Lender's Commitment. Amounts repaid or prepaid in respect of the Loans may not be reborrowed.

14


SECTION 2.02. Loans. Each Loan shall be made as part of a Borrowing consisting of Loans made by the Lenders ratably in accordance with their respective Commitments; provided, however, that the failure of any Lender to make any Loan shall not in itself relieve any other Lender of its obligation to lend hereunder (it being understood, however, that no Lender shall be responsible for the failure of any other Lender to make any Loan required to be made by such other Lender).

(b) Subject to Sections 2.08 and 2.13, each Borrowing shall be comprised entirely of ABR Loans or Eurodollar Loans as the Borrower may request pursuant to Section 2.03. Each Lender may at its option make any Eurodollar Loan by causing any domestic or foreign branch or Affiliate of such Lender to make such Loan; provided that any exercise of such option shall not affect the obligation of the Borrower to repay such Loan in accordance with the terms of this Agreement. Borrowings of more than one Type may be outstanding at the same time; provided, however, that the Borrower shall not be entitled to request any Borrowing that, if made, would result in more than three Eurodollar Borrowings outstanding hereunder at any time. For purposes of the foregoing, Borrowings having different Interest Periods, regardless of whether they commence on the same date, shall be considered separate Borrowings.

(c) Each Lender shall make each Loan to be made by it hereunder on the Closing Date by wire transfer of immediately available funds to such account in New York City as the Administrative Agent may designate not later than 11:00 a.m., New York City time, and the Administrative Agent shall promptly credit the amounts so received to an account in the name of the Borrower and designated by the Borrower in the Borrowing Request or, if a Borrowing shall not occur on such date because any condition precedent herein specified shall not have been met, return the amounts so received to the respective Lenders.

(d) Unless the Administrative Agent shall have received notice from a Lender prior to the date of any Borrowing that such Lender will not make available to the Administrative Agent such Lender's portion of such Borrowing, the Administrative Agent may assume that such Lender has made such portion available to the Administrative Agent on the date of such Borrowing in accordance with paragraph (c) above and the Administrative Agent may, in reliance upon such assumption, make available to the Borrower on such date a corresponding amount. If the Administrative Agent shall have so made funds available then, to the extent that such Lender shall not have made such portion available to the Administrative Agent, such Lender and the Borrower severally agree to repay to the Administrative Agent forthwith on demand such corresponding amount together with interest thereon, for each day from the date such amount is made available to the Borrower until the date such amount is repaid to the Administrative Agent at (i) in the case of the Borrower, the interest rate applicable at the time to the Loans comprising such Borrowing and (ii) in the case of such Lender, a rate determined by the Administrative Agent to represent its cost of overnight or short-term funds (which determination shall be conclusive absent manifest error). If such Lender shall repay to the Administrative Agent such corresponding amount, such amount shall constitute such Lender's Loan as part of such Borrowing for purposes of this Agreement.

(e) Notwithstanding any other provision of this Agreement, the Borrower shall not be entitled to request any Borrowing if the Interest Period requested with respect thereto would end after the Maturity Date.

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15


SECTION 2.03. Borrowing Procedure. In order to request the initial Borrowing, the Borrower shall notify the Administrative Agent of such request by telephone (a) in the case of a Eurodollar Borrowing, not later than 11:00 a.m., New York City time, three Business Days before the proposed Borrowing, and (b) in the case of an ABR Borrowing, not later than 11:00 a.m., New York City time, on the day of the proposed Borrowing. The Borrowing Request shall be irrevocable, shall be confirmed promptly by hand delivery or telecopy to the Administrative
Agent of a written Borrowing Request substantially in the form of Exhibit C or such other form as shall be acceptable to the Administrative Agent and shall specify the following information: (i) whether the Borrowing then being requested is to be a Eurodollar Borrowing or an ABR Borrowing; (ii) the date of such Borrowing (which shall be a Business Day); (iii) the number and location of the account to which funds are to be disbursed (which shall be an account that complies with the requirements of Section 2.02(c)); (iv) the amount of such Borrowing; and (v) if such Borrowing is to be a Eurodollar Borrowing, the Interest Period with respect thereto; provided, however, that, notwithstanding any contrary specification in the Borrowing Request, each requested
Borrowing shall comply with the requirements set forth in Section 2.02.
If no election as to the Type of Borrowing is specified in any such notice, then the requested Borrowing shall be an ABR Borrowing. If no Interest Period with respect to any Eurodollar Borrowing is specified in any such notice, then the Borrower shall be deemed to have selected an Interest Period of one month's duration. The Administrative Agent shall promptly advise the Lenders of any notice given pursuant to this
Section 2.03 (and the contents thereof), and of each Lender's portion of the requested Borrowing.

SECTION 2.04.  Evidence of Debt; Repayment of Loans.
The Borrower hereby unconditionally promises to pay to the Administrative Agent for the account of each Lender the then unpaid principal amount of each Loan of such Lender on the Maturity Date.

(b) Each Lender shall maintain in accordance with its usual practice an account or accounts evidencing the indebtedness of the Borrower to such Lender resulting from each Loan made by such Lender from time to time, including the amounts of principal and interest payable and paid to such Lender from time to time under this Agreement.

(c) The Administrative Agent shall maintain accounts in which it will record (i) the amount of each Loan made hereunder, the Type thereof and the Interest Period applicable thereto, (ii) the amount of any principal or interest due and payable or to become due and payable from the Borrower to each Lender hereunder and (iii) the amount of any sum received by the Administrative Agent hereunder from the Borrower and each Lender's share thereof.

(d) The entries made in the accounts maintained pursuant to paragraphs (b) and (c) above shall be prima facie evidence of the existence and amounts of the obligations therein recorded; provided, however, that the failure of any Lender or the Administrative Agent to maintain such accounts or any error therein shall not in any manner affect the obligations of the Borrower to repay the Loans in accordance with their terms.

(e) Any Lender may request that the Loans made by it hereunder be evidenced by a promissory note. In such event, the Borrower shall execute and deliver to such Lender a promissory note payable to such Lender and its registered assigns and in a form and substance reasonably acceptable to the Administrative Agent and the Borrower.
Notwithstanding any other provision of this Agreement, in the event any Lender shall request and receive such a promissory

16


note, the interests represented by such note shall at all times (including after any assignment of all or part of such interests pursuant to
Section 9.04) be represented by one or more promissory notes payable to the payee named therein or its registered assigns.

SECTION 2.05. Fees. The Borrower agrees to pay to the Administrative Agent, for its own account, the administrative fees separately agreed to in writing from time to time by the Borrower and the Administrative Agent (the "Administrative Agent Fees").

(b) All Fees shall be paid on the dates due, in immediately available funds, to the Administrative Agent for distribution, if and as appropriate, among the Lenders. Once paid, none of the Fees shall be refundable under any circumstances.

SECTION 2.06. Interest on Loans. Subject to the provisions of Section 2.07, the Loans comprising each ABR Borrowing shall bear interest (computed on the basis of the actual number of days elapsed (including the first day but excluding the last day) over a year of 365 or 366 days, as the case may be, when the Alternate Base Rate is determined by reference to the Prime Rate and over a year of 360 days at all other times) at a rate per annum equal to the Alternate Base Rate plus the Applicable Percentage in effect from time to time.

(b) Subject to the provisions of Section 2.07, the Loans comprising each Eurodollar Borrowing shall bear interest (computed on the basis of the actual number of days elapsed (including the first day but excluding the last day) over a year of 360 days) at a rate per annum equal to the LIBO Rate for the Interest Period in effect for such Borrowing plus the Applicable Percentage from time to time in effect.

(c)  Interest on each Loan shall be payable on the Interest
Payment Dates applicable to such Loan except as otherwise provided in this Agreement; provided that (i) in the event of any repayment or prepayment of any Loan (other than a prepayment of an ABR Loan), accrued interest on the principal amount repaid or prepaid shall be payable on the date of such repayment or prepayment and (ii) in the event of any conversion of any Eurodollar Loan prior to the end of the current Interest Period therefor, accrued interest on such Loan shall be payable on the effective date of such conversion. The applicable Alternate Base Rate or LIBO Rate for each Interest Period or day within an Interest Period, as the case may be, shall be determined by the Administrative Agent, and such determination shall be conclusive absent manifest error.

SECTION 2.07. Default Interest. If the Borrower shall default in the payment of the principal of or interest on any Loan or any other amount becoming due hereunder, by acceleration or otherwise, the Borrower shall on demand from time to time pay interest, to the extent permitted by law, on such defaulted amount to but excluding the date of actual payment (after as well as before judgment) (a) in the case of overdue principal, at the rate otherwise applicable to such Loan pursuant to Section 2.06 plus 2.00% per annum and (b) in all other cases, at a rate per annum (computed on the basis of the actual number of days elapsed (including the first day but excluding the last day) over a year of 365 or 366 days, as the case may be, when determined by reference to the Prime Rate and over a year of 360 days at all other times) equal to the rate that would be applicable to an ABR Loan plus 2.00%.

SECTION 2.08.  Alternate Rate of Interest.   In the event, and on
each occasion, that on the day two Business Days prior to the commencement of any Interest Period for a Eurodollar

17


Borrowing the Administrative Agent shall have determined that dollar deposits in the principal amounts of the Loans comprising such Borrowing are not generally available in the London interbank market, or that reasonable means do not exist for ascertaining the LIBO Rate, or the Administrative Agent shall have been informed by the Required Lenders that the rates at which such dollar deposits are being offered will not adequately and fairly reflect the cost to the Required Lenders of making or maintaining their or its Eurodollar Loan during such Interest Period, the Administrative Agent shall, as soon as practicable thereafter, give written or telecopy notice thereof to the Borrower and the Lenders. In the event of any such notice, until the Administrative Agent shall have advised the Borrower and the Lenders that the circumstances giving rise to such notice no longer exist, (i) any request by the Borrower for a Eurodollar Borrowing pursuant to Section 2.04 shall be deemed to be a request for an ABR Borrowing and (ii) any request by the Borrower to convert an ABR Borrowing to a Eurodollar Borrowing pursuant to Section 2.10 shall be of no force and effect and shall be denied by the Administrative Agent. Each determination by the Administrative Agent under this
Section 2.08 shall be conclusive absent manifest error.

SECTION 2.09.  Termination and Reduction of Commitments.
 The Commitments shall automatically terminate after the making of the Loans on the Closing Date; provided, however, that the Commitments shall terminate at 5:00 p.m. New York City time, on February 15, 2003, if the Closing Date shall not have occurred by such time.

(b) Upon at least three Business Days' prior irrevocable written or telecopy notice (or telephone notice promptly confirmed by written or telecopy notice) to the Administrative Agent, the Borrower may at any time in whole permanently terminate, or from time to time in part permanently reduce, the Commitments; provided, however, that each partial reduction of the Commitments shall be in an integral multiple of $1,000,000 and in a minimum amount of $10,000,000.

(c) Each reduction in the Commitments hereunder shall be made ratably among the Lenders in accordance with their respective
Commitments.

SECTION 2.10.  Conversion and Continuation of Borrowings.
The Borrower shall have the right at any time upon prior irrevocable written or telecopy notice (or telephone notice promptly confirmed by written or telecopy notice) to the Administrative Agent (a) not later than 11:00 a.m., New York City time, on the day of conversion, to convert any Eurodollar Borrowing into an ABR Borrowing, (b) not later than 11:00 a.m., New York City time, three Business Days prior to conversion or continuation, to convert any ABR Borrowing into a Eurodollar
Borrowing or to continue any Eurodollar Borrowing as a Eurodollar Borrowing for an additional Interest Period, and (c) not later than 11:00 a.m., New York City time, three Business Days prior to conversion, to convert the Interest Period with respect to any Eurodollar Borrowing to another permissible Interest Period, subject in each case to the following:

(i) each conversion or continuation shall be made pro rata among the Lenders in accordance with the respective principal amounts of the Loans comprising the converted or continued Borrowing;

(ii) if less than all the outstanding principal amount of any Borrowing shall be converted or continued, then each resulting Borrowing shall satisfy the limitations

18


specified in Sections 2.02(a) and 2.02(b) regarding the principal amount and maximum number of Borrowings of the relevant Type;

(iii) each conversion shall be effected by each Lender and the Administrative Agent by recording for the account of such Lender the new Loan of such Lender resulting from such conversion and reducing the Loan (or portion thereof) of such Lender being converted by an equivalent principal amount; accrued interest on any Eurodollar Loan (or portion thereof) being converted shall be paid by the Borrower at the time of conversion;

(iv) if any Eurodollar Borrowing is converted at a time other than the end of the Interest Period applicable thereto, the Borrower shall pay, upon demand, any amounts due to the Lenders pursuant to Section 2.14;

(v) any portion of a Borrowing maturing or required to be repaid in less than one month may not be converted into or continued as a Eurodollar Borrowing;

(vi) any portion of a Eurodollar Borrowing that cannot be converted into or continued as a Eurodollar Borrowing by reason of the immediately preceding clause shall be automatically converted at the end of the Interest Period in effect for such Borrowing into an ABR Borrowing; and

(vii) upon notice to the Borrower from the Administrative Agent given at the request of the Required Lenders, after the occurrence and during the continuance of a Default or Event of Default, no outstanding Loan may be converted into, or continued as, a Eurodollar Loan and, unless repaid, each Eurodollar Borrowing shall be converted into an ABR Borrowing at the end of the Interest Period applicable thereto.

Each notice pursuant to this Section 2.10 shall refer to this Agreement and specify (i) the identity and amount of the Borrowing that the Borrower requests be converted or continued, (ii) whether such Borrowing is to be converted to or continued as a Eurodollar Borrowing or an ABR Borrowing, (iii) if such notice requests a conversion, the date of such conversion (which shall be a Business Day) and (iv) if such Borrowing is to be converted to or continued as a Eurodollar Borrowing, the Interest Period with respect thereto. If no Interest Period is specified in any such notice with respect to any conversion to or continuation as a Eurodollar Borrowing, the Borrower shall be deemed to have selected an Interest Period of one month's duration. The Administrative Agent shall advise the Lenders of any notice given pursuant to this Section 2.10 and of each Lender's portion of any converted or continued Borrowing. If the Borrower shall not have given notice in accordance with this
Section 2.10 to continue any Borrowing into a subsequent Interest Period
(and shall not otherwise have given notice in accordance with this Section 2.10 to convert such Borrowing), such Borrowing shall, at the end of the Interest Period applicable thereto (unless repaid pursuant to the terms hereof), automatically be continued into an ABR Borrowing.

SECTION 2.11. Prepayment. The Borrower shall have the right at any time and from time to time to prepay any Borrowing, in whole or in part, upon at least three Business Days' prior written or telecopy notice (or telephone notice promptly confirmed by written or telecopy notice) in the case of Eurodollar Loans, or written or telecopy notice (or telephone notice promptly confirmed by written or telecopy notice) on the day of prepayment in the case of ABR

19


Loans, to the Administrative Agent before 11:00 a.m., New York City time; provided, however, that each partial prepayment shall be in an amount that is an integral multiple of $1,000,000 and not less than $10,000,000.

(b)  In the event and on each occasion that any Net Cash
Proceeds are received by or on behalf of the Borrower or any Subsidiary in respect of any Debt Issuance or Equity Issuance, the Borrower shall, within one Business Day immediately following the date on which such Net Cash Proceeds are received, prepay Borrowings in an aggregate amount equal to 100% of such Net Cash Proceeds.

(c) The Borrower shall deliver to the Administrative Agent, at the time of each partial prepayment of the Loans pursuant to
Section 2.11(b), (i) a certificate signed by a Financial Officer of the Borrower setting forth in reasonable detail the calculation of the amount of such prepayment, and (ii) to the extent practicable, at least three Business Days' prior written notice of such prepayment.

(d) Each notice of prepayment shall specify the prepayment date and the principal amount of each Borrowing (or portion thereof) to be prepaid, shall be irrevocable and shall commit the Borrower to prepay such Borrowing by the amount stated therein on the date stated therein.
All prepayments under this Section 2.11 shall be subject to Section 2.14 but otherwise without premium or penalty. All prepayments under this
Section 2.11 (other than prepayment of an ABR Loan that does not occur in connection with, or as a result of, the prepayment in full of the Loans) shall be accompanied by accrued and unpaid interest on the principal amount to be prepaid to but excluding the date of payment.

SECTION 2.12.  Reserve Requirements; Change in
Circumstances. Notwithstanding any other provision of this Agreement, if any Change in Law shall impose, modify or deem applicable any reserve, special deposit or similar requirement against assets of, deposits with or for the account of or credit extended by any Lender or shall impose on such Lender or the London interbank market any other condition affecting this Agreement or Eurodollar Loans made by such Lender, and the result of any of the foregoing shall be to increase the cost to such Lender of making or maintaining any Eurodollar Loan or to reduce the amount of any sum received or receivable by such Lender hereunder (whether of principal, interest or otherwise) by an amount deemed by such Lender to be material, then the Borrower will pay to such Lender upon demand such additional amount or amounts as will compensate such Lender for such additional costs incurred or reduction suffered.

(b) If any Lender shall have determined that any Change in Law regarding capital adequacy has or would have the effect of reducing the rate of return on such Lender's capital or on the capital of such Lender's holding company, if any, as a consequence of this Agreement or the Loans made to a level below that which such Lender or such Lender's holding company could have achieved but for such Change in Law
(taking into consideration such Lender's policies and the policies of such Lender's holding company with respect to capital adequacy) by an amount deemed by such Lender to be material, then from time to time the Borrower shall pay to such Lender such additional amount or amounts as will compensate such Lender or such Lender's holding company for any such reduction suffered.

20


(c) A certificate of a Lender setting forth the amount or amounts necessary to compensate such Lender or its holding company, as applicable, as specified in paragraph (a) or (b) above shall be delivered to the Borrower and shall be conclusive absent manifest error. The
Borrower shall pay such Lender the amount shown as due on any such certificate delivered by it within 15 days after its receipt of the same.

(d) Failure or delay on the part of any Lender to demand compensation for any increased costs or reduction in amounts received or receivable or reduction in return on capital shall not constitute a waiver of such Lender's right to demand such compensation; provided that the Borrower shall not be under any obligation to compensate any Lender under paragraph (a) or (b) above with respect to increased costs or reductions with respect to any period prior to the date that is 120 days prior to such request if such Lender knew or could reasonably have been expected to know of the circumstances giving rise to such increased costs or reductions and of the fact that such circumstances could reasonably be expected to result in a claim for increased compensation by reason of such increased costs or reductions; provided further that the foregoing limitation shall not apply to any increased costs or reductions arising out of the retroactive application of any Change in Law within such 120-day period. The protection of this Section shall be available to each Lender regardless of any possible contention of the invalidity or inapplicability of the Change in Law that shall have occurred or been imposed.

SECTION 2.13. Change in Legality. Notwithstanding any other provision of this Agreement, if any Change in Law shall make it unlawful for any Lender to make or maintain any Eurodollar Loan or to give effect to its obligations as contemplated hereby with respect to any Eurodollar Loan, then, by written notice to the Borrower and to the Administrative Agent:

(i) such Lender may declare that Eurodollar Loans will not thereafter (for the duration of such unlawfulness) be made by such Lender hereunder (or be continued for additional Interest Periods and ABR Loans will not thereafter (for such duration) be converted into Eurodollar Loans), and any request for a Eurodollar Borrowing (or to convert an ABR Borrowing to a Eurodollar Borrowing or to continue a Eurodollar Borrowing for an additional Interest Period) shall, as to such Lender only, be deemed a request for an ABR Loan (or a request to continue an ABR Loan as such for an additional Interest Period or to convert a Eurodollar Loan into an ABR Loan, as the case may be), unless such declaration shall be subsequently withdrawn; and

(ii) such Lender may require that all outstanding
Eurodollar Loan made by it be converted to ABR Loans, in which event all such Eurodollar Loans shall be automatically converted to ABR Loans as of the effective date of such notice as provided in paragraph (b) below.

In the event any Lender shall exercise its rights under (i) or (ii) above, all payments and prepayments of principal that would otherwise have been applied to repay the Eurodollar Loans that would have been made by such Lender or the converted Eurodollar Loans of such Lender shall instead be applied to repay the ABR Loans made by such Lender in lieu of, or resulting from the conversion of, such Eurodollar Loans.

(b) For purposes of this Section 2.13, a notice to the Borrower by any Lender shall be effective as to each Eurodollar Loan made by such Lender, if lawful, on the last day of the

21


Interest Period then applicable to such Eurodollar Loan; in all other cases such notice shall be effective on the date of receipt by the Borrower.

SECTION 2.14.  Break Funding. The Borrower shall
compensate each Lender for any loss or expense that such Lender may sustain or incur as a consequence of (a) such Lender receiving or being deemed to receive any amount on account of the principal of any Eurodollar Loan prior to the end of the Interest Period in effect therefor,
(b) the conversion of any Eurodollar Loan to an ABR Loan, or the conversion of the Interest Period with respect to any Eurodollar Loan, in each case other than on the last day of the Interest Period in effect therefor or (c) the failure of the Borrower to borrow, convert, continue or prepay any Eurodollar Loan made or to be made by such Lender
(including any Eurodollar Loan to be made pursuant to a conversion or continuation under Section 2.10) after notice of such borrowing, conversion, continuation or prepayment shall have been given by the Borrower hereunder (any of the events referred to in this sentence being called a "Breakage Event"). In the case of any Breakage Event, such loss shall include an amount equal to the excess, as reasonably determined by such Lender, of (i) its cost of obtaining funds for the Eurodollar Loan that is the subject of such Breakage Event for the period from the date of such Breakage Event to the last day of the Interest
Period in effect (or that would have been in effect) for such Loan over
(ii) the amount of interest likely to be realized by such Lender in redeploying the funds released or not utilized by reason of such Breakage Event for such period. A certificate of any Lender setting forth any amount or amounts which such Lender is entitled to receive pursuant to this Section 2.14 shall be delivered to the Borrower and shall be conclusive absent manifest error. The Borrower shall pay such Lender the amount due within 15 days of the receipt of any such certificate.

SECTION 2.15.  Pro Rata Treatment.  Except as required under
Section 2.13, each Borrowing, each payment or prepayment of principal of any Borrowing, each payment of interest on the Loans, each reduction of the Commitments and each conversion of any Borrowing to or continuation of any Borrowing as a Borrowing of any Type shall be allocated pro rata among the Lenders in accordance with their respective Commitments (or, if such Commitments shall have expired or been terminated, in accordance with the respective principal amounts of their outstanding Loans). Each Lender agrees that in computing such Lender's portion of any Borrowing to be made hereunder, the Administrative Agent may, in its discretion, round each Lender's percentage of such Borrowing to the next higher or lower whole dollar amount.

SECTION 2.16. Sharing of Setoffs. Each Lender agrees that if it shall, through the exercise of a right of banker's lien, setoff or counterclaim against the Borrower, or pursuant to a secured claim under
Section 506 of Title 11 of the United States Code or other security or interest arising from, or in lieu of, such secured claim, received by such Lender under any applicable bankruptcy, insolvency or other similar law or otherwise, or by any other means, obtain payment (voluntary or involuntary) in respect of any Loan or Loans as a result of which the unpaid principal portion of its Loans shall be proportionately less than the unpaid principal portion of the Loans of any other Lender, it shall be deemed simultaneously to have purchased from such other Lender at face value, and shall promptly pay to such other Lender the purchase price for, a participation in the Loans of such other Lender, so that the aggregate unpaid principal amount of the Loans and participations in the Loans held by each Lender shall be in the same proportion to the aggregate unpaid principal amount of all Loans then outstanding as the principal amount of its Loans prior to such exercise of banker's lien, setoff or counterclaim or other event was to the principal amount of all Loans outstanding prior to such exercise of banker's lien, setoff or

22


counterclaim or other event; provided, however, that if any such purchase or purchases or adjustments shall be made pursuant to this Section 2.16 and the payment giving rise thereto shall thereafter be recovered, such purchase or purchases or adjustments shall be rescinded to the extent of such recovery and the purchase price or prices or adjustment restored without interest. The Borrower expressly consents to the foregoing arrangements and agrees that any Lender holding a participation in a Loan deemed to have been so purchased may exercise any and all rights of banker's lien, setoff or counterclaim with respect to any and all moneys owing by the Borrower to such Lender by reason thereof as fully as if such Lender had made a Loan directly to the Borrower in the amount of such participation.

SECTION 2.17.  Payments.  The Borrower shall make each
payment (including principal of or interest on any Borrowing or any Fees or other amounts) hereunder not later than 12:00 (noon), New York City time, on the date when due in immediately available dollars, without setoff, defense or counterclaim. Each such payment shall be made to the Administrative Agent at its offices at Eleven Madison Avenue, New
York, NY 10010 or as otherwise instructed by the Administrative Agent.

(b) Except as otherwise expressly provided herein, whenever any payment (including principal of or interest on any Borrowing or any Fees or other amounts) hereunder shall become due, or otherwise would occur, on a day that is not a Business Day, such payment may be made on the next succeeding Business Day, and such extension of time shall in such case be included in the computation of interest or Fees, if applicable.
SECTION 2.18.  Taxes.  Any and all payments by the
Borrower hereunder shall be made free and clear of and without deduction for any Indemnified Taxes or Other Taxes; provided that if the Borrower shall be required to deduct any Indemnified Taxes or Other Taxes from such payments, then (i) the sum payable shall be increased as necessary so that after making all required deductions (including deductions applicable to additional sums payable under this Section) the Administrative Agent or such Lender (as the case may be) receives an amount equal to the sum it would have received had no such deductions been made, (ii) the Borrower shall make such deductions and (iii) the Borrower shall pay the full amount deducted to the relevant
Governmental Authority in accordance with applicable law.

(b) In addition, the Borrower shall pay any Other Taxes not paid pursuant to Section 2.18(a)(iii) to the relevant Governmental Authority in accordance with applicable law. As of the Closing Date, each Foreign Lender intends to make Loans hereunder out of an office located in the United States of America or out of an office so that such Loans would not be subject to Other Taxes.

(c) The Borrower shall indemnify the Administrative Agent and each Lender, within 15 days after written demand therefor, for the full amount of any Indemnified Taxes or Other Taxes paid by the Administrative Agent or such Lender, as the case may be, on or with respect to any payment by or on account of any obligation of the Borrower hereunder (including Indemnified Taxes or Other Taxes imposed or asserted on or attributable to amounts payable under this Section) and any penalties, interest and reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes or Other Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority; provided, however, that the Borrower shall not be obligated to make a payment pursuant to this Section 2.18 in respect of penalties, interest

23


and other liabilities attributable to any Indemnified Taxes or Other Taxes, if (i) such penalties, interest and other liabilities are attributable to the failure of the Administrative Agent or such Lender, as the case may be, to pay amounts paid to the Administrative Agent or such Lender by the Borrower (for Indemnified Taxes or Other Taxes) to the appropriate taxing authority in a timely manner after receipt of such payment from the Borrower or
(ii) such penalties, interest and other liabilities are attributable to the gross negligence or willful misconduct of the Administrative Agent or such Lender, as the case may be. After the Administrative Agent or a Lender learns of the imposition of Indemnified Taxes or Other Taxes, such person will act in good faith to promptly notify the Borrower of its obligations hereunder. A certificate as to the amount of such payment or liability delivered to the Borrower by a Lender, or by the Administrative Agent on its behalf or on behalf of a Lender, shall be conclusive absent manifest error.

(d)  As soon as practicable after any payment of Indemnified
Taxes or Other Taxes by the Borrower to a Governmental Authority, the Borrower shall deliver to the Administrative Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Administrative Agent.

(e) Any Lender that is entitled to an exemption from or reduction of withholding tax under the law of the jurisdiction in which the Borrower is located, or any treaty to which such jurisdiction is a party, with respect to payments under this Agreement shall deliver to the Borrower (with a copy to the Administrative Agent), at the time or times prescribed by applicable law, such properly completed and executed documentation prescribed by applicable law and reasonably requested by the Borrower as will permit such payments to be made without withholding or at a reduced rate. Each Foreign Lender, before it signs and delivers this Agreement if listed on the signature pages hereof and before it becomes a Lender in the case of each other Foreign Lender, and from time to time thereafter, before the date any such form expires or becomes obsolete or invalid, shall provide the Borrower and the Administrative Agent with Internal Revenue Service form W-8BEN or
W-8ECI (or other appropriate or successor form prescribed by the Internal Revenue Service) in duplicate, certifying that such Foreign Lender is entitled to benefits under an income tax treaty to which the United States of America is a party which exempts the Foreign Lender from U.S. withholding tax on payments of interest for the account of such Foreign Lender or certifying that the income receivable pursuant to this Agreement is effectively connected with the conduct by such Foreign Lender of a trade or business in the United States of America and exempt from United States withholding tax.

(f) If the Administrative Agent or a Lender determines that it has received a refund or credit in respect of and specifically associated with any Indemnified Taxes or Other Taxes as to which it has been indemnified by the Borrower, or with respect to which the Borrower has paid additional amounts, it shall promptly notify the Borrower of such refund or credit and shall within 15 days from the date of receipt of such refund or benefit of such credit pay over the amount of such refund or benefit of such credit (including any interest paid or credited by the relevant taxing authority or Governmental Authority with respect to such refund or credit) to the Borrower (but only to the extent of indemnity payments made, or additional amounts paid, by the Borrower with respect to the Indemnified Taxes or Other Taxes giving rise to such refund of credit), net of all out-of-pocket expenses of such person. If the Administrative Agent or a Lender shall become aware that it is entitled to receive a refund or credit in respect of Indemnified Taxes or Other Taxes as to which it has been indemnified by the Borrower or with respect to which the Borrower

24


has paid additional amounts, it shall promptly notify the Borrower of the availability of such refund or credit and shall, within 15 days after receipt of a request for such by the Borrower (whether as a result of notification that it has made of such to the Borrower or otherwise), make a claim to such taxing authority or Governmental Authority for such refund or credit and contest such Indemnified Taxes, Other Taxes or liabilities if (i) such Lender or the Administrative Agent determines, in its sole discretion, that it would not be materially disadvantaged or prejudiced as a result of such contest (it being understood that the mere existence of fees, charges, costs or expenses that the Borrower has offered to and agreed to pay on behalf of a Lender or the Administrative Agent shall not be deemed to be materially disadvantageous to such person) and (ii) the Borrower furnishes, upon request of the Lender or the Administrative Agent, an opinion of reputable tax counsel (such opinion and such counsel to be acceptable to such Lender or the Administrative Agent) to the effect that such Indemnified Taxes or Other Taxes were wrongfully or illegally imposed.

SECTION 2.19.  Assignment of Commitments Under Certain
Circumstances; Duty to Mitigate. In the event (i) any Lender delivers a certificate requesting compensation pursuant to Section 2.12,
(ii) any Lender delivers a notice described in Section 2.13 or (iii) the Borrower is required to pay any additional amount to any Lender or any Governmental Authority on account of any Lender pursuant to
Section 2.18, the Borrower may, at its sole expense and effort (including with respect to the processing and recordation fee referred to in
Section 9.04(b)), upon notice to such Lender and the Administrative Agent, require such Lender to transfer and assign, without recourse (in accordance with and subject to the restrictions contained in
Section 9.04), all of its interests, rights and obligations under this Agreement to an assignee that shall assume such assigned obligations (which assignee may be another Lender, if a Lender accepts such assignment); provided that (x) such assignment shall not conflict with any law, rule or regulation or order of any court or other Governmental Authority having jurisdiction, (y) the Borrower shall have received the prior written consent of the Administrative Agent, which consent shall not unreasonably be withheld, and (z) the Borrower or such assignee shall have paid to the affected Lender in immediately available funds an amount equal to the sum of the principal of and interest accrued to the date of such payment on the outstanding Loans of such Lender, respectively, plus all Fees and other amounts accrued for the account of such Lender hereunder (including any amounts under Section 2.12 and Section 2.14); provided further that, if prior to any such transfer and assignment the circumstances or event that resulted in such Lender's claim for compensation under Section 2.12 or notice under Section 2.13 or the amounts paid pursuant to Section 2.18, as the case may be, cease to cause such Lender to suffer increased costs or reductions in amounts received or receivable or reduction in return on capital, or cease to have the consequences specified in Section 2.13, or cease to result in amounts being payable under Section 2.18, as the case may be (including as a result of any action taken by such Lender pursuant to paragraph (b) below), or if such Lender shall waive its right to claim further compensation under Section 2.12 in respect of such circumstances or event or shall withdraw its notice under Section 2.13 or shall waive its right to further payments under Section 2.18 in respect of such circumstances or event, as the case may be, then such Lender shall not thereafter be required to make any such transfer and assignment hereunder.

(b)  If (i) any Lender  shall request compensation under
Section 2.12, (ii) any Lender delivers a notice described in Section 2.13 or (iii) the Borrower is required to pay any additional amount or indemnity payment to any Lender or any Governmental Authority on account of any Lender, pursuant to Section 2.18, then such Lender shall use reasonable efforts (which shall not

25


require such Lender to incur an unreimbursed loss or unreimbursed cost or expense or otherwise take any action inconsistent with its internal policies or legal or regulatory restrictions or suffer any disadvantage or burden deemed by it to be significant) (x) to file any certificate or document reasonably requested in writing by the Borrower or (y) to assign its rights and delegate and transfer its obligations hereunder to another of its offices, branches or affiliates, if such filing or assignment would reduce its claims for compensation under Section 2.12 or enable it to withdraw its notice pursuant to Section 2.13 or would reduce amounts payable pursuant to Section 2.18, as the case may be, in the future. The Borrower hereby agrees to pay all reasonable costs and expenses incurred by any Lender in connection with any such filing or assignment, delegation and transfer.

ARTICLE III

Representations and Warranties

The Borrower represents and warrants to the Administrative
Agent and each of the Lenders that:

SECTION 3.01. Organization; Powers. The Borrower and each of the Subsidiaries (a) is duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization, (b) has all requisite power and authority to own its property and assets and to carry on its business as now conducted and (c) is qualified to do business in, and is in good standing in, every jurisdiction where such qualification is required, except where the failure so to qualify could not reasonably be expected to result in a Material Adverse Effect.

SECTION 3.02. Authorization. The execution, delivery and performance by (a) the Borrower of this Agreement and (b) the Borrower and Merger Sub of the Merger Agreement, and the consummation of the Merger and the other transactions contemplated hereby and thereby
(including the Borrowings hereunder) (collectively, the "Transactions")
(i) are within the Borrower's corporate powers and have been duly authorized by all requisite corporate and, if required, stockholder action, and (ii) will not (x) violate (A) any provision of law, statute, rule or regulation, or of the certificate or articles of incorporation or other constitutive documents or by-laws of the Borrower or any Subsidiary,
(B) any order of any Governmental Authority or (C) any provision of any indenture, agreement or other instrument to which the Borrower or any Subsidiary is a party or by which any of them or any of their property is or may be bound, the effect of which could reasonably be expected to result in a Material Adverse Effect, (y) result in a breach of or constitute (alone or with notice or lapse of time or both) a default under, or give rise to any right to accelerate or to require the prepayment, repurchase or redemption of any obligation under any such indenture, agreement or other instrument, the effect of which could reasonably be expected to result in a Material Adverse Effect, or (z) result in the creation or imposition of any Lien upon or with respect to any property or assets now owned or hereafter acquired by the Borrower or any Subsidiary.

SECTION 3.03. Enforceability. This Agreement has been duly executed and delivered by the Borrower and constitutes a legal, valid and binding obligation of the Borrower enforceable against the Borrower in accordance with its terms, subject to applicable bankruptcy, insolvency,

26


reorganization, moratorium or similar laws affecting the enforceability of creditors' rights generally and to general principles of equity, regardless of whether considered in a proceeding in equity or at law.

SECTION 3.04. Governmental Approvals. No action, consent or approval of, registration or filing with or any other action by any Governmental Authority is or will be required in connection with the Transactions, except for such as have been made or obtained and are in full force and effect.

SECTION 3.05.  Financial Statements.   The Borrower has
heretofore furnished to the Lenders its consolidated balance sheets and related statements of income, stockholders' equity and cash flows (i) as of and for the fiscal year ended December 31, 2001, audited by and accompanied by the opinion of PricewaterhouseCoopers LLP, independent public accountants, and (ii) as of and for the fiscal quarter and the portion of the fiscal year ended September 30, 2002, certified by its chief financial officer. Such financial statements present fairly, in all material respects, the financial condition and results of operations and cash flows of the Borrower and its consolidated Subsidiaries as of such dates and for such periods in accordance with GAAP, subject to normal year-end audit adjustments and the absence of footnotes in the case of the statements referred to in clause (ii) above.

SECTION 3.06.  No Material Adverse Change. Since
December 31, 2001, there has been no material adverse change in the financial condition, results of operations or business of the Borrower and the Subsidiaries, taken as a whole.

SECTION 3.07. Subsidiaries. Schedule 3.07(a) sets forth as of the Closing Date a list of all Subsidiaries and the percentage ownership interest of the Borrower therein.

(b) Schedule 3.07(b) sets forth as of the Closing Date a list of all subsidiaries of DIANON and the percentage ownership interest of DIANON therein. As of the Closing Date, after giving effect to the Merger, DIANON and each such subsidiary will become a Subsidiary.

SECTION 3.08. Litigation; Compliance with Laws. There are not any actions, suits or proceedings at law or in equity or by or before any Governmental Authority now pending or, to the knowledge of the Borrower, threatened against or affecting the Borrower or any Subsidiary or any business, property or rights of any such person (i) that involve this Agreement or the Transactions or (ii) as to which there is a reasonable possibility of an adverse determination and that, if adversely determined, could reasonably be expected, individually or in the aggregate, to result in a Material Adverse Effect.

(b) None of the Borrower or any of the Subsidiaries is in violation of any law, rule or regulation, or is in default with respect to any judgment, writ, injunction, decree or order of any Governmental Authority, where such violation or default could reasonably be expected to result in a Material Adverse Effect.

SECTION 3.09.  Federal Reserve Regulations.  The
Borrower is not engaged principally, or as one of its important activities, in the business of extending credit for the purpose of buying or carrying Margin Stock.

27


(b) No part of the proceeds of any Loan will be used, whether directly or indirectly, and whether immediately, incidentally or ultimately, for any purpose that entails a violation of, or that is inconsistent with, the provisions of the Regulations of the Board, including Regulation T, U or X.

SECTION 3.10.  Investment Company Act; Public Utility
Holding Company Act. None of the Borrower or any of the Subsidiaries is (a) an "investment company" as defined in, or subject to regulation under, the Investment Company Act of 1940 or (b) a "holding company" as defined in, or subject to regulation under, the Public Utility Holding Company Act of 1935.

SECTION 3.11. Use of Proceeds. The Borrower will use the proceeds of the Loans only for the purposes specified in the preamble to this Agreement.

SECTION 3.12.  Tax Returns. Each of the Borrower and the
Subsidiaries has filed or caused to be filed all Federal, state, local and foreign tax returns or materials required to have been filed by it and has paid or caused to be paid all Taxes due and payable by it and all assessments received by it, except (a) Taxes that are being contested in good faith by appropriate proceedings and for which the Borrower or such Subsidiary, as applicable, shall have set aside on its books adequate reserves or (b) to the extent that the failure to do so could not reasonably be expected to result in a Material Adverse Effect.

SECTION 3.13. No Material Misstatements. No information, report, financial statement, exhibit or schedule furnished by or on behalf of the Borrower to the Administrative Agent or any Lender in connection with the negotiation of this Agreement contains any material misstatement of fact or omits to state any material fact necessary to make the statements therein taken as a whole, in the light of the circumstances under which they were made, not misleading; provided that to the extent any such information, report, financial statement, exhibit or schedule was based upon or constitutes a forecast or projection, the Borrower represents only that it acted in good faith and utilized reasonable assumptions and due care in the preparation of such information, report, financial statement, exhibit or schedule.

SECTION 3.14. Employee Benefit Plans. No ERISA Event has occurred or is reasonably expected to occur that, when taken together with all other such ERISA Events, could reasonably be expected to result in a Material Adverse Effect. The accumulated benefit obligations (as defined in Statement of Financial Accounting Standards No. 87) under all Plans (based on the assumptions used for purposes of Statement of Financial Accounting Standards No. 87) did not, as of the last annual valuation dates applicable thereto, exceed by more than $60,000,000 the fair market value of the assets of all such Plans.

SECTION 3.15. Environmental Matters. Except with respect to any matters that, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect, neither the Borrower nor any of the Subsidiaries (i) has failed to comply with any Environmental Law or to obtain, maintain or comply with any permit, license or other approval required under any Environmental Law, (ii) is subject to any Environmental Liability, (iii) has received written notice of any claim with respect to any Environmental Liability or (iv) knows of any basis for any Environmental Liability of the Borrower or the Subsidiaries.

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28


SECTION 3.16. Senior Indebtedness. The Loans and other obligations hereunder constitute "Senior Indebtedness" under and as defined in the Subordinated Note Documents.

ARTICLE IV

Conditions of Lending

The obligations of the Lenders to make the Loans hereunder shall not become effective until the date on which each of the following conditions is satisfied:

(a)  The Administrative Agent shall have received a Borrowing
Request as required by Section 2.03.

(b) The representations and warranties set forth in Article III hereof shall be true and correct in all material respects on and as of the date of such Borrowing with the same effect as though made on and as of such date, except to the extent such representations and warranties expressly relate to an earlier date.

(c) At the time of and immediately after such Loans, no Event of Default or Default shall have occurred and be continuing.

(d) The Administrative Agent (or its counsel) shall have received from each party hereto either (i) a counterpart of this Agreement signed on behalf of such party or (ii) written evidence satisfactory to the Administrative Agent (which may include telecopy transmission of a signed signature page of this Agreement) that such party has signed a counterpart of this Agreement.

(e) The Administrative Agent shall have received, on behalf of itself and the Lenders, a favorable written opinion of each of (i) Bradford
T. Smith, Chief Legal Counsel of the Borrower, substantially to the effect set forth in Exhibit D-1, and (ii) Hogan & Hartson L.L.P., special counsel for the Borrower, substantially to the effect set forth in Exhibit D-2, (A) dated the Closing Date, (B) addressed to the Administrative
Agent and the Lenders, and (C) covering such other matters relating to this Agreement and the Transactions as the Administrative Agent shall reasonably request, and the Borrower hereby requests such counsel to deliver such opinions.

(f) The Administrative Agent shall have received (i) a copy of the certificate of incorporation, including all amendments thereto, of the Borrower, certified as of a recent date by the Secretary of State of the State of Delaware, and a certificate as to the good standing of the Borrower as of a recent date, from such Secretary of State; (ii) a certificate of the Secretary or Assistant Secretary of the Borrower dated the Closing Date and certifying (A) that attached thereto is a true and complete copy of the by-laws of the Borrower as in effect on the Closing Date and at all times since a date prior to the date of the resolutions described in clause (B) below, (B) that attached thereto is a true and complete copy of resolutions duly adopted by the Board of Directors of the Borrower authorizing the execution, delivery and performance of this Agreement and the borrowings hereunder, and that such resolutions have not been modified, rescinded or amended and are in full force and effect,
(C) that the certificate of incorporation of the Borrower has not been amended since the date of the last amendment thereto shown on the

29


certificate of good standing furnished pursuant to clause (i) above, and
(D) as to the incumbency and specimen signature of each officer executing this Agreement or any other document delivered in connection herewith on behalf of the Borrower; and (iii) a certificate of another officer as to the incumbency and specimen signature of the Secretary or Assistant Secretary executing the certificate pursuant to clause (ii) above.

(g) The Administrative Agent shall have received a certificate, dated the Closing Date and signed by a Financial Officer of the Borrower, confirming compliance with the conditions precedent set forth in paragraphs (b) and (c) of this Article IV.

(h) The Administrative Agent shall have received all Fees and other amounts due and payable on or prior to the Closing Date, including, to the extent invoiced, reimbursement or payment of all out-of-pocket expenses required to be reimbursed or paid by the Borrower hereunder.

(i) The credit facility provided for by this Agreement shall be rated not lower than BBB by S&P, and the Administrative Agent shall have received satisfactory evidence thereof.

(j) The Merger shall have been consummated in accordance with applicable law and substantially in accordance with the terms of the Merger Agreement furnished to the Lenders prior to the date of this Agreement, without any modification or waiver of any material term or condition thereof unless such modification or waiver shall have been approved by the Required Lenders (such approval not to be unreasonably withheld or delayed).

(k) All requisite Governmental Authorities and third parties shall have approved or consented to the Transactions to the extent required, all applicable appeal periods shall have expired and there shall be no litigation, governmental or judicial action, actual or threatened, that, singly or in the aggregate, has a reasonable likelihood of materially and adversely affecting the ability of the parties to consummate the Transactions.

(l) All principal, interest, fees and other amounts outstanding or due in respect of all of the outstanding Indebtedness of DIANON (other than the Assumed Debt) shall have been paid in full, the agreements relating thereto terminated and all security therefor and guarantees thereof released and discharged.

ARTICLE V

Affirmative Covenants

The Borrower covenants and agrees with each Lender that until the Commitments have been terminated and the principal of and interest on each Loan, all Fees and all other expenses or amounts payable hereunder shall have been paid in full, unless the Required Lenders shall otherwise consent in writing, the Borrower will, and will cause each of the Subsidiaries to:

30


SECTION 5.01. Existence; Businesses and Properties. Do or cause to be done all things necessary to preserve, renew and keep in full force and effect its legal existence, except as otherwise expressly permitted under Section 6.04.

(b) Do or cause to be done all things necessary to obtain, preserve, renew, extend and keep in full force and effect its rights, licenses, permits, franchises, authorizations, patents, copyrights, trademarks and trade names, and comply in all material respects with all applicable laws, rules, regulations and decrees and orders of any Governmental Authority, in each case except where the failure to do so could not reasonably be expected to result in a Material Adverse Effect.

SECTION 5.02. Insurance. Maintain with responsible and reputable insurance companies insurance, to such extent and against such risks as is customary with companies in the same or similar businesses operating in the same or similar locations.

SECTION 5.03. Obligations and Taxes. Pay its Indebtedness and other obligations, including Taxes, before the same shall become delinquent or in default, except where (a) the validity or amount thereof shall be contested in good faith by appropriate proceedings and the Borrower shall have set aside on its books adequate reserves with respect thereto in accordance with GAAP or (b) to the extent that the failure to do so could not reasonably be expected to result in a Material Adverse Effect.

SECTION 5.04. Financial Statements, Reports, etc. In the case of the Borrower, furnish to the Administrative Agent and each Lender:

(a) within 105 days after the end of each fiscal year, its consolidated balance sheet and related statements of income, stockholders' equity and cash flows as of the close of and for such fiscal year, together with comparative figures for the immediately preceding fiscal year, all audited by PricewaterhouseCoopers LLP or other independent public accountants of recognized national standing and accompanied by an opinion of such accountants (which shall not be qualified in any material respect) to the effect that such consolidated financial statements present fairly in all material respects the financial condition and results of operations of the Borrower and its consolidated Subsidiaries on a consolidated basis in accordance with GAAP consistently applied;

(b) within 50 days after the end of each of the first three fiscal quarters of each fiscal year, its consolidated balance sheet and related statements of income, stockholders' equity and cash flows as of the close of and for such fiscal quarter and the then elapsed portion of the fiscal year, and comparative figures for the same periods in the immediately preceding fiscal year, all certified by one of its Financial Officers as presenting fairly in all material respects the financial condition and results of operations of the Borrower and its consolidated Subsidiaries on a consolidated basis in accordance with GAAP consistently applied, subject to normal year-end audit adjustments and the absence of footnotes;

(c) concurrently with any delivery of financial statements under paragraph (a) or (b) above, a certificate of a Financial Officer (A) certifying that no Event of Default or Default has occurred or, if such an Event of Default or Default has occurred, specifying

31


the nature and extent thereof and any corrective action taken or proposed to be taken with respect thereto, (B) setting forth computations in reasonable detail satisfactory to the Administrative Agent demonstrating compliance with the covenants contained in Sections 6.07 and
6.08 and (C) stating whether any change in GAAP or in the application thereof has occurred since the date of the audited financial statements referred to in Section 3.05 and, if any such change has occurred, specifying the effect of such change on the financial statements accompanying such certificate;

(d) promptly after the same become publicly available, copies of all periodic and other reports, proxy statements and other materials filed by the Borrower or any Subsidiary with the Securities and Exchange Commission, or any Governmental
Authority succeeding to any or all of the functions of said
Commission, or with any national securities exchange, or distributed to its shareholders, as the case may be;

(e) promptly after the receipt thereof by the Borrower or any of its Subsidiaries, a copy of any "management letter" received by any such person from its certified public accountants and the management's response thereto; and

(f) promptly, from time to time, such other information regarding the operations, business affairs and financial condition of the Borrower or any Subsidiary, or compliance with the terms of this Agreement, as the Administrative Agent or any Lender may reasonably request.

SECTION 5.05.  Litigation and Other Notices. In the case of the
Borrower, furnish to the Administrative Agent and each Lender prompt written notice of the following:

(a) any Event of Default or Default, specifying the nature and extent thereof and the corrective action (if any) taken or proposed to be taken with respect thereto;

(b) the filing or commencement of, or any threat or notice of intention of any person to file or commence, any action, suit or proceeding, whether at law or in equity or by or before any Governmental Authority, against the Borrower or any Affiliate thereof that could reasonably be expected to result in a Material Adverse Effect;

(c) any change in the rating by S&P or Moody's of the Index Debt (and the initial rating by Moody's of the Index Debt);
and

(d) the occurrence of any ERISA Event that, alone or together with any other ERISA Events that have occurred, could reasonably be expected to result in a Material Adverse Effect.

SECTION 5.06.  Maintaining Records; Access to Properties and
Inspections. Keep books of record and account in conformity with GAAP and all requirements of law in relation to its business and activities. The Borrower will, and will cause each of its Subsidiaries to, permit any representatives designated by the Administrative Agent or any Lender, upon reasonable prior notice, to visit and inspect the financial records and the properties of the Borrower or any Subsidiary at reasonable times and as often as reasonably requested and to make extracts from and copies of such financial records, and permit any representatives designated by the

32


Administrative Agent or any Lender to discuss the affairs, finances and condition of the Borrower or any Subsidiary with the officers thereof and independent accountants therefor.

SECTION 5.07. Use of Proceeds. Use the proceeds of the Loans only for the purposes set forth in the preamble to this Agreement.

SECTION 5.08.  Senior Notes; Rating; Existing DIANON Credit
Agreement. In the case of the Borrower, use its commercially reasonable best efforts to (a) issue, as promptly as practicable following the Closing Date, Senior Notes in an aggregate principal amount sufficient to refinance in full the Loans, (b) obtain, as promptly as practicable (and, in any event, within 30 days) following the Closing Date, a rating of the credit facility provided for by this Agreement by Moody's and (c) as promptly as practicable (and, in any event, within 30 days) following the Closing Date, repay in full all principal, interest, fees and other amounts outstanding or due in respect of the Existing DIANON Credit
Agreement, terminate the Existing DIANON Credit Agreement and release and discharge all security therefor and guarantees thereof.

ARTICLE VI

Negative Covenants

The Borrower covenants and agrees with each Lender that, until the Commitments have been terminated and the principal of and interest on each Loan, all Fees and all other expenses or amounts payable hereunder have been paid in full, unless the Required Lenders shall otherwise consent in writing, the Borrower will not, and will not cause or permit any of the Subsidiaries to:

SECTION 6.01.  Subsidiary Indebtedness. With respect to the
Subsidiaries, incur, create, issue, assume or permit to exist any Indebtedness or preferred stock, except:

(a) Indebtedness or preferred stock existing on the date hereof and having an aggregate principal amount (or, in the case of preferred stock, an aggregate liquidation preference) of less than $25,000,000 in the aggregate and, in the case of any such Indebtedness, any extensions, renewals or replacements thereof to the extent the principal amount of such Indebtedness is not increased, and such Indebtedness, if subordinated to the Loans, remains so subordinated on terms no less favorable to the Lenders, and the original obligors in respect of such Indebtedness remain the only obligors thereon;

(b) Indebtedness created or existing hereunder;

(c) intercompany Indebtedness or preferred stock to the extent owing to or held by the Borrower or another Subsidiary;

(d) Indebtedness of any Subsidiary incurred to finance the acquisition, construction or improvement of any fixed or capital assets, and extensions, renewals and replacements of any such Indebtedness that do not increase the outstanding principal amount thereof; provided that (i) such Indebtedness is incurred prior to or within 180 days after such acquisition or the completion of such construction or improvement and

33


(ii) the aggregate principal amount of Indebtedness permitted by this
Section 6.01(d), when combined with the aggregate principal amount of all Capital Lease Obligations incurred pursuant to
Section 6.01(e) and all Indebtedness incurred pursuant to
Section 6.01(f), shall not exceed $100,000,000 at any time outstanding;

(e) Capital Lease Obligations in an aggregate principal amount, when combined with the aggregate principal amount of all Indebtedness incurred pursuant to Section 6.01(d) and Section
6.01(f), not in excess of $100,000,000 at any time outstanding;

(f) Indebtedness of any person (other than DIANON and its subsidiaries) that becomes a Subsidiary after the date hereof; provided that (i) such Indebtedness exists at the time such person becomes a Subsidiary and is not created in contemplation of or in connection with such person becoming a Subsidiary,
(ii) immediately before and after such person becomes a Subsidiary, no Event of Default or Default shall have occurred and be continuing and (iii) the aggregate principal amount of Indebtedness permitted by this clause (f), when combined with the aggregate principal amount of all Indebtedness incurred pursuant to Section 6.01(d) and all Capital Lease Obligations incurred pursuant to Section 6.01(e), shall not exceed $100,000,000 at any time outstanding;

(g) Indebtedness under performance bonds or with respect to workers' compensation claims, in each case incurred in the ordinary course of business; and

(h) additional Indebtedness (other than additional
Indebtedness incurred under the Existing DIANON Credit
Agreement) or preferred stock of the Subsidiaries to the extent not otherwise permitted by the foregoing clauses of this
Section 6.01 in an aggregate principal amount (or, in the case of preferred stock, with an aggregate liquidation preference), when combined (without duplication) with the amount of obligations of the Borrower and its Subsidiaries secured by Liens pursuant to
Section 6.02(j), not to exceed $100,000,000 at any time outstanding.

SECTION 6.02. Liens. Create, incur, assume or permit to exist any Lien on any property or assets (including Equity Interests or other securities of any person, including any Subsidiary) now owned or hereafter acquired by it or on any income or revenues or rights in respect of any thereof, except:

(a) Liens on property or assets of the Borrower and its Subsidiaries existing on the date hereof and encumbering property or assets with a fair market value, and securing obligations having an aggregate principal amount, in each case less than $25,000,000 in the aggregate; provided that (x) such Liens shall secure only those obligations which they secure on the date hereof and extensions, renewals and replacements thereof permitted hereunder and (y) such Liens shall not apply to any other property or assets of the Borrower or any of the Subsidiaries;

(b) any Lien existing on any property or asset prior to the acquisition thereof by the Borrower or any Subsidiary or existing on any property or asset of any person that becomes a Subsidiary (including DIANON and its subsidiaries) after the date hereof prior to the time such person becomes a Subsidiary; provided that (i) such Lien is not created

34


in contemplation of or in connection with such acquisition or such person becoming a Subsidiary, as the case may be, (ii) such Lien does not apply to any other property or assets of the Borrower or any Subsidiary and (iii) such Lien shall secure only those obligations which it secures on the date of such acquisition or the date such person becomes a Subsidiary, as the case may be and extensions, renewals and replacements thereof permitted hereunder;

(c) Liens for taxes not yet due or which are being contested in compliance with Section 5.03;

(d) carriers', warehousemen's, mechanics', materialmen's, repairmen's or other like Liens arising in the ordinary course of business and securing obligations that are not overdue by more than 90 days or which are being contested in compliance with Section 5.03;

(e) pledges and deposits made in the ordinary course of business in compliance with workmen's compensation, unemployment insurance and other social security laws or regulations;

(f) deposits to secure the performance of bids, trade contracts (other than for Indebtedness), leases (other than Capital Lease Obligations), statutory obligations, surety and appeal bonds, performance bonds and other obligations of a like nature, in each case in the ordinary course of business;

(g) zoning restrictions, easements, rights-of-way, restrictions on use of real property and other similar encumbrances incurred in the ordinary course of business which, in the aggregate, are not substantial in amount and do not materially detract from the value of the property subject thereto or interfere with the ordinary conduct of the business of the Borrower or any of its Subsidiaries;

(h) purchase money security interests in real property, improvements thereto or equipment hereafter acquired (or, in the case of improvements, constructed) by the Borrower or any Subsidiary; provided that (i) such security interests secure Indebtedness permitted by Section 6.01, (ii) such security interests are incurred, and the Indebtedness secured thereby is created, within 180 days after such acquisition (or construction) and (iii) such security interests do not apply to any other property or assets of the Borrower or any Subsidiary;

(i) Liens in respect of judgments that do not constitute an Event of Default; and

(j) Liens not otherwise permitted by the foregoing clauses of this Section 6.02 securing obligations otherwise permitted by this Agreement in an aggregate principal and face amount, when combined (without duplication) with the amount of Indebtedness or preferred stock of Subsidiaries incurred pursuant to Section 6.01(h), not to exceed $100,000,000 at any time outstanding.

SECTION 6.03. Sale and Lease-Back Transactions. Enter into any arrangement, directly or indirectly, with any person whereby it shall sell or transfer any property, real or personal, used

35


or useful in its business, whether now owned or hereafter acquired, and thereafter rent or lease such property or other property which it intends to use for substantially the same purpose or purposes as the property being sold or transferred unless (a) the sale of such property is permitted by Section
6.04 and (b) any Capital Lease Obligations or Liens arising in connection therewith are permitted by Sections 6.01 and 6.02, respectively.

SECTION 6.04.  Mergers, Consolidations and Sales of Assets.
Merge into or consolidate with any other person, or permit any other person to merge into or consolidate with it, or sell, transfer, lease or otherwise dispose of (in one transaction or in a series of transactions) all or substantially all the assets (whether now owned or hereafter acquired) of the Borrower, or liquidate or dissolve, except that, if at the time thereof and immediately after giving effect thereto no Event of Default or Default shall have occurred and be continuing, (a) any person may merge into the Borrower in a transaction in which the Borrower is the surviving corporation, (b) any person, other than the Borrower, may merge into or consolidate with any Subsidiary in a transaction in which the surviving entity is a Subsidiary and (c) any Subsidiary may liquidate or dissolve if the Borrower determines in good faith that such liquidation or dissolution is in the best interests of the Borrower and is not materially disadvantageous to the Lenders.

SECTION 6.05. Restricted Payments. Declare or make, or agree to declare or make, directly or indirectly, any Restricted Payment
(including pursuant to any Synthetic Purchase Agreement), or incur any obligation (contingent or otherwise) to do so; provided, however, that
(i) any Subsidiary may declare and pay dividends or make other distributions ratably to holders of Equity Interests in it, (ii) the Borrower may declare and pay dividends or make other distributions of its Equity Interests and (iii) so long as no Default or Event of Default shall have occurred and be continuing or would result therefrom, the Borrower and the Subsidiaries may declare and make, directly or indirectly, additional Restricted Payments to the extent not otherwise permitted by the foregoing clauses of this Section 6.05 in an aggregate amount not to exceed $300,000,000.

SECTION 6.06. Business of Borrower and Subsidiaries. Engage to any material extent in any business or business activity other than businesses of the type currently conducted by the Borrower and the Subsidiaries and business activities reasonably related thereto.

SECTION 6.07.  Interest Coverage Ratio.  Permit the Interest
Coverage Ratio for any period of four consecutive fiscal quarters, in each case taken as one accounting period, to be less than 5.0 to 1.0.

SECTION 6.08.  Maximum Leverage Ratio.  Permit the
Leverage Ratio for any period of four consecutive fiscal quarters, in each case taken as one accounting period, to be greater than 2.5 to 1.0.

SECTION 6.09.  Hedging Agreements.  Enter into any Hedging
Agreement other than non-speculative Hedging Agreements entered into to hedge or mitigate risks to which the Borrower or a Subsidiary is exposed in the ordinary course of the conduct of its business or the management of its liabilities.

36


ARTICLE VII

Events of Default

In case of the happening of any of the following events ("Events of Default"):

(a) any representation or warranty made or deemed made in or in connection with this Agreement or the Borrowings hereunder, or any representation, warranty, statement or information contained in any report, certificate, financial statement or other instrument furnished in connection with or pursuant to this Agreement shall prove to have been false or misleading in any material respect when so made, deemed made or furnished;

(b) default shall be made in the payment of any principal of any Loan when and as the same shall become due and payable, whether at the due date thereof or at a date fixed for prepayment thereof or by acceleration thereof or otherwise;

(c) default shall be made in the payment of any interest on any Loan or any Fee or any other amount (other than an amount referred to in (b) above) due under this Agreement, when and as the same shall become due and payable, and such default shall continue unremedied for a period of five Business Days;

(d) default shall be made in the due observance or performance by the Borrower or any Subsidiary of any covenant, condition or agreement contained in Section 5.01(a) (with respect to the Borrower), 5.05(a) or 5.07 or in Article VI;

(e) default shall be made in the due observance or performance by the Borrower or any Subsidiary of any covenant, condition or agreement contained in this Agreement (other than those specified in (b), (c) or (d) above) and such default shall continue unremedied for a period of 30 days after notice thereof from the Administrative Agent to the Borrower (which notice will be given at the request of any Lender);

(f) (i) the Borrower or any Material Subsidiary shall (i) fail to pay any principal or interest, regardless of amount, due in respect of any Material Indebtedness, when and as the same shall become due and payable (after giving effect to any applicable grace period), or (ii) any other event or condition occurs (after giving effect to any applicable grace period) that results in any Material Indebtedness becoming due prior to its scheduled maturity or that enables or permits the holder or holders of any Material Indebtedness or any trustee or agent on its or their behalf to cause any Material Indebtedness to become due, or to require the prepayment, repurchase, redemption or defeasance thereof, prior to its scheduled maturity; provided that this clause (ii) shall not apply to secured Indebtedness that becomes due as a result of the voluntary sale or transfer of the property or assets securing such Indebtedness;

(g) an involuntary proceeding shall be commenced or an involuntary petition shall be filed in a court of competent jurisdiction seeking (i) relief in respect of the Borrower or any Material Subsidiary, or of a substantial part of the property or assets of the Borrower or a Material Subsidiary, under Title 11 of the United States Code, as now constituted or hereafter amended, or any other Federal, state or foreign bankruptcy, insolvency, receivership or similar law, (ii) the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for the

37


Borrower or any Material Subsidiary or for a substantial part of the property or assets of the Borrower or a Material Subsidiary or
(iii) the winding-up or liquidation of the Borrower or any Material Subsidiary; and such proceeding or petition shall continue undismissed for 60 days or an order or decree approving or ordering any of the foregoing shall be entered;

(h) the Borrower or any Material Subsidiary shall (i) voluntarily commence any proceeding or file any petition seeking relief under Title 11 of the United States Code, as now constituted or hereafter amended, or any other Federal, state or foreign bankruptcy, insolvency, receivership or similar law, (ii) consent to the institution of, or fail to contest in a timely and appropriate manner, any proceeding or the filing of any petition described in (g) above, (iii) apply for or consent to the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for the Borrower or any Material Subsidiary or for a substantial part of the property or assets of the Borrower or any Material Subsidiary, (iv) file an answer admitting the material allegations of a petition filed against it in any such proceeding, (v) make a general assignment for the benefit of creditors, (vi) become unable, admit in writing its inability or fail generally to pay its debts as they become due or (vii) take any action for the purpose of effecting any of the foregoing;

(i) one or more judgments for the payment of money in an amount in excess of $50,000,000 individually or $75,000,000 in the aggregate shall be rendered against the Borrower, any Material
Subsidiary or any combination thereof and the same shall remain undischarged for a period of 30 consecutive days during which execution shall not be effectively stayed, or any action shall be legally taken by a judgment creditor to levy upon assets or properties of the Borrower or any Material Subsidiary to enforce any such judgment; provided, however, that any such judgment shall not be an Event of Default under this paragraph (i) if and for so long as (i) the entire amount of such judgment is covered by a valid and binding policy of insurance between the defendant and the insurer covering payment thereof and (ii) such insurer, which shall be rated at least "A" by A.M. Best Company, has been notified of, and has not disputed the claim made for payment of the amount of such judgment;.

(j) one or more ERISA Events shall have occurred that results in liability of the Borrower and its ERISA Affiliates exceeding $50,000,000 individually or $75,000,000 in the aggregate; or

(k)  there shall have occurred a Change in Control;

then, and in every such event (other than an event with respect to the Borrower described in paragraph (g) or (h) above), and at any time thereafter during the continuance of such event, the Administrative
Agent may, and at the request of the Required Lenders shall, by notice to the Borrower, take either or both of the following actions, at the same or different times: (i) terminate forthwith the Commitments and (ii) declare the Loans then outstanding to be forthwith due and payable in whole or in part, whereupon the principal of the Loans so declared to be due and payable, together with accrued interest thereon and any unpaid accrued Fees and all other liabilities of the Borrower accrued hereunder, shall become forthwith due and payable, without presentment, demand, protest or any other notice of any kind, all of which are hereby expressly waived by the Borrower, anything contained hereinto the contrary notwithstanding; and in any event with respect to the Borrower described in paragraph (g) or (h) above, the Commitments shall automatically terminate and the principal of the Loans then outstanding,

38


together with accrued interest thereon and any unpaid accrued Fees and all other liabilities of the Borrower accrued hereunder, shall automatically become due and payable, without presentment, demand, protest or any other notice of any kind, all of which are hereby expressly waived by the Borrower, anything contained herein to the contrary notwithstanding.

ARTICLE VIII

The Administrative Agent

Each of the Lenders hereby irrevocably appoints the Administrative Agent its agent and authorizes the Administrative Agent to take such actions on its behalf and to exercise such powers as are delegated to the Administrative Agent by the terms of this Agreement, together with such actions and powers as are reasonably incidental thereto.

The bank serving as the Administrative Agent hereunder shall have the same rights and powers in its capacity as a Lender as any other Lender and may exercise the same as though it were not the Administrative Agent, and such bank and its Affiliates may accept deposits from, lend money to and generally engage in any kind of business with the Borrower or any Subsidiary or other Affiliate thereof as if it were not the Administrative Agent hereunder.

The Administrative Agent shall not have any duties or obligations except those expressly set forth in this Agreement. Without limiting the generality of the foregoing, (a) the Administrative Agent shall not be subject to any fiduciary or other implied duties, regardless of whether a Default has occurred and is continuing, (b) the Administrative Agent shall not have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated by this Agreement that the Administrative Agent is required to exercise in writing by the Required Lenders (or such other number or percentage of the Lenders as shall be necessary under the circumstances as provided in Section 9.08), and (c) except as expressly set forth herein, the Administrative Agent shall not have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to the Borrower or any of the Subsidiaries that is communicated to or obtained by the bank serving as Administrative
Agent or any of its Affiliates in any capacity. The Administrative Agent shall not be liable for any action taken or not taken by it with the consent or at the request of the Required Lenders (or such other number or percentage of the Lenders as shall be necessary under the circumstances as provided in Section 9.08) or in the absence of its own gross negligence or willful misconduct. The Administrative Agent shall not be deemed to have knowledge of any Default unless and until written notice thereof is given to the Administrative Agent by the Borrower or a Lender, and the Administrative Agent shall not be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with this Agreement, (ii) the contents of any certificate, report or other document delivered thereunder or in connection therewith, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth herein, (iv) the validity, enforceability, effectiveness or genuineness of this Agreement or any other agreement, instrument or document, or (v) the satisfaction of any condition set forth in Article IV or elsewhere herein, other than to confirm receipt of items expressly required to be delivered to the Administrative Agent.

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39


The Administrative Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing believed by it to be genuine and to have been signed or sent by the proper person. The Administrative Agent may also rely upon any statement made to it orally or by telephone and believed by it to have been made by the proper person, and shall not incur any liability for relying thereon. The Administrative Agent may consult with legal counsel (who may be counsel for the Borrower), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts.

The Administrative Agent may perform any and all its duties and exercise its rights and powers by or through any one or more sub-agents appointed by it. The Administrative Agent and any such sub-agent may perform any and all its duties and exercise its rights and powers by or through their respective Related Parties. The exculpatory provisions of the preceding paragraphs shall apply to any such sub-agent and to the Related Parties of each Administrative Agent and any such sub-agent, and shall apply to their respective activities in connection with the syndication of the credit facilities provided for herein as well as activities as Administrative Agent.

Subject to the appointment and acceptance of a successor
Administrative Agent as provided below, the Administrative Agent may resign at any time by notifying the Lenders and the Borrower. Upon any such resignation, the Required Lenders shall have the right, with the consent of the Borrower (such consent not to be unreasonably withheld or delayed), to appoint a successor. If no successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within 30 days after the retiring Administrative Agent gives notice of its resignation, then the retiring Administrative Agent may, on behalf of the Lenders, appoint a successor Administrative Agent which shall be a bank with an office in New York, New York, or an Affiliate of any such bank, that is acceptable to the Borrower (which shall not unreasonably withhold its approval). Upon the acceptance of its appointment as Administrative Agent hereunder by a successor, such successor shall succeed to and become vested with all the rights, powers, privileges and duties of the retiring Administrative Agent, and the retiring Administrative Agent shall be discharged from its duties and obligations hereunder. The fees payable by the Borrower to a successor Administrative shall be the same as those payable to its predecessor unless otherwise agreed between the Borrower and such successor. After the Administrative Agent's resignation hereunder, the provisions of this Article and Section 9.05 shall continue in effect for the benefit of such retiring Administrative Agent, its sub-agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them while acting as Administrative Agent.

Each Lender acknowledges that it has, independently and without reliance upon the Administrative Agent or any other Lender and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement. Each Lender also acknowledges that it will, independently and without reliance upon the Administrative Agent or any other Lender and based on such documents and information as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Agreement, any related agreement or any document furnished hereunder or thereunder.

40


ARTICLE IX

Miscellaneous

SECTION 9.01. Notices. Notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by telecopy, as follows:

(a) if to the Borrower, to it at 231 Maple Avenue, Burlington, NC 27215, Attention of Wesley R. Elingburg
(Telecopy No. (336) 436-1066);

(b) if to the Administrative Agent, to Credit Suisse First Boston, Eleven Madison Avenue, New York, NY 10010,
Attention of Ronald Davis, Agency Group (Telecopy No.
(212) 325-8304, with a copy to Credit Suisse First Boston, at Eleven Madison Avenue, New York, NY 10010, Attention of Agency Group Manager (Telecopy No. (212) 325-8304); and

(c) if to a Lender, to it at its address (or telecopy number) set forth on Schedule 2.01 or in the Assignment and Acceptance pursuant to which such Lender shall have become a party hereto.

All notices and other communications given to any party hereto in accordance with the provisions of this Agreement shall be deemed to have been given on the date of receipt.

SECTION 9.02.  Survival of Agreement. All covenants,
agreements, representations and warranties made by the Borrower herein and in the certificates or other instruments prepared or delivered in connection with or pursuant to this Agreement shall be considered to have been relied upon by the Lenders and shall survive the making by the Lenders of the Loans, regardless of any investigation made by the Lenders or on their behalf, and shall continue in full force and effect as long as the principal of or any accrued interest on any Loan or any Fee or any other amount payable under this Agreement is outstanding and unpaid and so long as the Commitments have not been terminated. The provisions of Sections 2.12, 2.14, 2.18 and 9.05 shall remain operative and in full force and effect regardless of the expiration of the term of this Agreement, the consummation of the transactions contemplated hereby, the repayment of any of the Loans, the expiration of the Commitments, the invalidity or unenforceability of any term or provision of this Agreement, or any investigation made by or on behalf of the Administrative Agent or any Lender.

SECTION 9.03. Binding Effect. This Agreement shall become effective when it shall have been executed by the Borrower and the Administrative Agent and when the Administrative Agent shall have received counterparts hereof which, when taken together, bear the signatures of each of the other parties hereto.

SECTION 9.04.  Successors and Assigns.  Whenever in this
Agreement any of the parties hereto is referred to, such reference shall be deemed to include the permitted successors and assigns of such party;
and all covenants, promises and agreements by or on behalf of the Borrower, the Administrative Agent or the Lenders that are contained in this Agreement shall bind and inure to the benefit of their respective successors and assigns.

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41


(b) Each Lender may assign to one or more assignees all or a portion of its interests, rights and obligations under this Agreement (including all or a portion of its Commitment and the Loans at the time owing to it); provided, however, that (i) except in the case of (x) an assignment to a Lender or an Affiliate of a Lender or (y) an assignment by CSFB or an Affiliate of CSFB, (A) the Borrower and the Administrative Agent must give their prior written consent to such assignment (which consent shall not be unreasonably withheld or delayed); provided, however, that the consent of the Borrower shall not be required to any such assignment during the continuance of any Event of Default described in paragraph (g) or (h) of Article VII, and (B) the amount of the Commitment of the assigning Lender subject to each such assignment (determined as of the date the Assignment and Acceptance with respect to such assignment is delivered to the Administrative Agent) shall not be less than $5,000,000 (or, if less, the entire remaining amount of such Lender's Commitment), (ii) each such assignment shall be of a constant, and not a varying, percentage of all the assigning Lender's rights and obligations under this Agreement, (iii) the parties to each such assignment shall execute and deliver to the Administrative Agent an Assignment and Acceptance, together with a processing and recordation fee of $3,500 and (iv) the assignee, if it shall not be a Lender, shall deliver to the Administrative Agent an Administrative Questionnaire and applicable tax forms. Upon acceptance and recording pursuant to paragraph (e) of this Section 9.04, from and after the effective date specified in each Assignment and Acceptance, (A) the assignee thereunder shall be a party hereto and, to the extent of the interest assigned by such Assignment and Acceptance, have the rights and obligations of a Lender under this Agreement and (B) the assigning
Lender thereunder shall, to the extent of the interest assigned by such Assignment and Acceptance, be released from its obligations under this Agreement (and, in the case of an Assignment and Acceptance covering all or the remaining portion of an assigning Lender's rights and obligations under this Agreement, such Lender shall cease to be a party hereto but shall continue to be entitled to the benefits of Sections 2.12, 2.14, 2.18 and 9.05, as well as to any Fees accrued for its account and not yet paid).

(c) By executing and delivering an Assignment and Acceptance, the assigning Lender thereunder and the assignee thereunder shall be deemed to confirm to and agree with each other and the other parties hereto as follows: (i) such assigning Lender warrants that it is the legal and beneficial owner of the interest being assigned thereby free and clear of any adverse claim and that its Commitment and the outstanding balance of its Loans, without giving effect to assignments thereof which have not become effective, are as set forth in such Assignment and Acceptance, (ii) except as set forth in (i) above, such assigning Lender makes no representation or warranty and assumes no responsibility with respect to any statements, warranties or representations made in or in connection with this Agreement, or the execution, legality, validity, enforceability, genuineness, sufficiency or value of this Agreement or any other instrument or document furnished pursuant hereto, or the financial condition of the Borrower or any Subsidiary or the performance or observance by the Borrower or any Subsidiary of any of its obligations under this Agreement or any other instrument or document furnished pursuant hereto; (iii) such assignee represents and warrants that it is legally authorized to enter into such Assignment and Acceptance;
(iv) such assignee confirms that it has received a copy of this Agreement, together with copies of the most recent financial statements referred to in
Section 3.05 or delivered pursuant to Section 5.04 and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into such Assignment and Acceptance; (v) such assignee will independently and without reliance upon the Administrative Agent, such assigning Lender or any other
Lender and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking

42


action under this Agreement; (vi) such assignee appoints and authorizes the Administrative Agent to take such action as agent on its behalf and to exercise such powers under this Agreement as are delegated to the Administrative Agent by the terms hereof, together with such powers as are reasonably incidental thereto; and (vii) such assignee agrees that it will perform in accordance with their terms all the obligations which by the terms of this Agreement are required to be performed by it as a Lender.

(d) The Administrative Agent, acting for this purpose as an agent of the Borrower, shall maintain at one of its offices in The City of New York a copy of each Assignment and Acceptance delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Commitment of, and principal amount of the Loans owing to, each Lender pursuant to the terms hereof from time to time (the "Register"). The entries in the Register shall be conclusive and the Borrower, the Administrative Agent and the Lenders may treat each person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary. The Register shall be available for inspection by the Borrower and any Lender, at any reasonable time and from time to time upon reasonable prior notice.

(e) Upon its receipt of a duly completed Assignment and Acceptance executed by an assigning Lender and an assignee, an Administrative Questionnaire completed in respect of the assignee
(unless the assignee shall already be a Lender hereunder), the processing and recordation fee referred to in paragraph (b) above and, if required, the written consent of the Administrative Agent to such assignment, the Administrative Agent shall (i) accept such Assignment and Acceptance and (ii) record the information contained therein in the Register. No assignment shall be effective unless it has been recorded in the Register as provided in this paragraph (e).

(f) Each Lender may without the consent of the Borrower or the Administrative Agent sell participations to one or more banks or other entities in all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitment and the Loans owing to it); provided, however, that (i) such Lender's obligations under this Agreement shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations, (iii) the participating banks or other entities shall be entitled to the benefit of the cost protection provisions contained in Sections 2.12, 2.14 and 2.18 to the same extent as if they were Lenders
(but, with respect to any particular participant, to no greater extent than the Lender that sold the participation to such participant) and (iv) the Borrower, the Administrative Agent and the Lenders shall continue to deal solely and directly with such Lender in connection with such Lender's rights and obligations under this Agreement, and such Lender shall retain the sole right to enforce the obligations of the Borrower relating to the Loans and to approve any amendment, modification or waiver of any provision of this Agreement (other than amendments, modifications or waivers decreasing any fees payable hereunder or the amount of principal of or the rate at which interest is payable on the Loans, extending any scheduled principal payment date or date fixed for the payment of interest on the Loans or increasing or extending the Commitments).

(g) Any Lender or participant may, in connection with any assignment or participation or proposed assignment or participation pursuant to this Section 9.04, disclose to the assignee or participant or proposed assignee or participant any information relating to the Borrower furnished to such Lender by or on behalf of the Borrower; provided that, prior to any such disclosure of

43


information designated by the Borrower as confidential, each such assignee or participant or proposed assignee or participant shall execute an agreement whereby such assignee or participant shall agree (subject to customary exceptions) to preserve the confidentiality of such confidential information on terms no less restrictive than those applicable to the Lenders pursuant to
Section 9.16.

(h) Any Lender may at any time assign all or any portion of its rights under this Agreement to secure extensions of credit to such Lender or in support of obligations owed by such Lender; provided that no such assignment shall release a Lender from any of its obligations hereunder or substitute any such assignee for such Lender as a party hereto.

(i) Notwithstanding anything to the contrary contained herein, any Lender (a "Granting Lender") may grant to a special purpose funding vehicle (an "SPC"), identified as such in writing from time to time by the Granting Lender to the Administrative Agent and the Borrower, the option to provide to the Borrower all or any part of any Loan that such Granting Lender would otherwise be obligated to make to the Borrower pursuant to this Agreement; provided that (i) nothing herein shall constitute a commitment by any SPC to make any Loan and
(ii) if an SPC elects not to exercise such option or otherwise fails to provide all or any part of such Loan, the Granting Lender shall be obligated to make such Loan pursuant to the terms hereof. The making of a Loan by an SPC hereunder shall utilize the Commitment of the Granting Lender to the same extent, and as if, such Loan were made by such Granting Lender. Each party hereto hereby agrees that no SPC shall be liable for any indemnity or similar payment obligation under this Agreement (all liability for which shall remain with the Granting
Lender). In furtherance of the foregoing, each party hereto hereby agrees (which agreement shall survive the termination of this Agreement) that, prior to the date that is one year and one day after the payment in full of all outstanding commercial paper or other senior indebtedness of any SPC, it will not institute against, or join any other person in instituting against, such SPC any bankruptcy, reorganization, arrangement, insolvency or liquidation proceedings under the laws of the United States or any State thereof. In addition, notwithstanding anything to the contrary contained in this Section 9.04, any SPC may (i) with notice to, but without the prior written consent of, the Borrower and the Administrative Agent and without paying any processing fee therefor, assign all or a portion of its interests in any Loan to the Granting Lender or to any financial institutions (consented to by the Borrower and Administrative Agent) providing liquidity and/or credit support to or for the account of such SPC to support the funding or maintenance of Loans and (ii) disclose on a confidential basis any non-public information relating to its Loans to any rating agency, commercial paper dealer or provider of any surety, guarantee or credit or liquidity enhancement to such SPC.

(j) The Borrower shall not assign or delegate any of its rights or duties hereunder without the prior written consent of the Administrative Agent and each Lender, and any attempted assignment without such consent shall be null and void.

SECTION 9.05. Expenses; Indemnity. The Borrower agrees to pay all reasonable out-of-pocket expenses incurred by the Administrative Agent in connection with the syndication of the credit facilities provided for herein and the preparation and administration of this Agreement or in connection with any amendments, modifications or waivers of the provisions hereof (whether or not the transactions hereby or thereby contemplated shall be consummated) or incurred by the Administrative Agent or any Lender in connection with the enforcement or

44


protection of its rights in connection with this Agreement or in connection with the Loans made hereunder, including the reasonable fees, charges and disbursements of Cravath, Swaine & Moore, counsel for the Administrative Agent, and, in connection with any such enforcement or protection, the reasonable fees, charges and disbursements of any other counsel for the Administrative Agent or any Lender.

(b) The Borrower agrees to indemnify the Administrative Agent, each Lender and each Related Party of any of the foregoing persons
(each such person being called an "Indemnitee") against, and to hold each Indemnitee harmless from, any and all losses, claims, damages, liabilities and related expenses, including reasonable counsel fees, charges and disbursements, incurred by or asserted against any Indemnitee (other than Taxes, Other Taxes or amounts that would be Other Taxes if imposed by the United States of America or any political subdivision thereof) arising out of, in any way connected with, or as a result of (i) the execution or delivery of this Agreement or any agreement or instrument contemplated thereby, the performance by the parties thereto of their respective obligations thereunder or the consummation of the Transactions and the other transactions contemplated thereby, (ii) the use of the proceeds of the Loans, or (iii) any claim, litigation, investigation or proceeding relating to any of the foregoing, whether or not any Indemnitee is a party thereto; provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, liabilities or related expenses (x) are determined by a court of competent jurisdiction by final and nonappealable judgment (a "Final Judgment") to have resulted from the gross negligence or willful misconduct of such Indemnitee or (y) arise from any legal proceedings commenced against any Lender by any other Lender (other than legal proceedings against the Administrative Agent in its capacity as such) or in which a Final Judgment is rendered in the Borrower's favor against such Indemnitee.

(c) To the extent that the Borrower fails to pay any amount required to be paid by it to the Administrative Agent under paragraph (a) or (b) of this Section, each Lender severally agrees to pay to the Administrative Agent such Lender's pro rata share (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought) of such unpaid amount; provided that the unreimbursed expense or indemnified loss, claim, damage, liability or related expense, as the case may be, was incurred by or asserted against the Administrative
Agent in its capacity as such. For purposes hereof, a Lender's "pro rata share" shall be determined based upon its share of the outstanding Loans.

(d) To the extent permitted by applicable law, the Borrower shall not assert, and hereby waives, any claim against any Indemnitee, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement or any agreement or instrument contemplated hereby, the Transactions, any Loan or the use of the proceeds thereof.

(e) All amounts due under this Section 9.05 shall be payable not later than 15 days after written demand therefor.

SECTION 9.06. Right of Setoff. If an Event of Default shall have occurred and be continuing, each Lender is hereby authorized at any time and from time to time, except to the extent prohibited by law, to set off and apply any and all deposits (general or special, time or demand, provisional or final) at any time held and other indebtedness at any time owing by such Lender to or for the credit or the account of the Borrower against any of and all the obligations of

45

the Borrower now or hereafter existing under this Agreement held by such Lender, irrespective of whether or not such Lender shall have made any demand under this Agreement and although such obligations may be unmatured. The rights of each Lender under this Section 9.06 are in addition to other rights and remedies (including other rights of setoff) which such Lender may have.

SECTION 9.07.  Applicable Law. THIS AGREEMENT SHALL
BE CONSTRUED IN ACCORDANCE WITH AND GOVERNED BY
THE LAWS OF THE STATE OF NEW YORK.

SECTION 9.08. Waivers; Amendment. No failure or delay of the Administrative Agent or any Lender in exercising any power or right hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such a right or power, preclude any other or further exercise thereof or the exercise of any other right or power. The rights and remedies of the Administrative Agent and the Lenders hereunder are cumulative and are not exclusive of any rights or remedies that they would otherwise have. No waiver of any provision of this Agreement or consent to any departure by the Borrower therefrom shall in any event be effective unless the same shall be permitted by paragraph (b) below, and then such waiver or consent shall be effective only in the specific instance and for the purpose for which given. No notice or demand on the Borrower in any case shall entitle the Borrower to any other or further notice or demand in similar or other circumstances.

(b) Neither this Agreement nor any provision hereof may be waived, amended or modified except pursuant to an agreement or agreements in writing entered into by the Borrower and the Required Lenders; provided, however, that no such agreement shall (i) decrease the principal amount of, or extend the maturity of or any scheduled principal payment date or date for the payment of any interest on any Loan, or waive or excuse any such payment or any part thereof, or decrease the rate of interest on any Loan, without the prior written consent of each Lender affected thereby, (ii) increase or extend the Commitment or decrease or extend the date for payment of any Fees of any Lender without the prior written consent of such Lender, (iii) amend or modify the pro rata requirements of Section 2.15, the provisions of Section 9.04(j), the provisions of this Section or the definition of the term "Required Lenders", without the prior written consent of each Lender or
(iv) modify the protections afforded to an SPC pursuant to the provisions of Section 9.04(i) without the written consent of such SPC; provided further that no such agreement shall amend, modify or otherwise affect the rights or duties of the Administrative Agent hereunder without the prior written consent of the Administrative Agent.

SECTION 9.09. Interest Rate Limitation. Notwithstanding anything herein to the contrary, if at any time the interest rate applicable to any Loan, together with all fees, charges and other amounts which are treated as interest on such Loan under applicable law (collectively the "Charges"), shall exceed the maximum lawful rate (the "Maximum
Rate") which may be contracted for, charged, taken, received or reserved by the Lender holding such Loan or participation in accordance with applicable law, the rate of interest payable in respect of such Loan or participation hereunder, together with all Charges payable in respect thereof, shall be limited to the Maximum Rate and, to the extent lawful, the interest and Charges that would have been payable in respect of such Loan or participation but were not payable as a result of the operation of this Section 9.09 shall be cumulated and the interest and Charges payable to such Lender in respect of other Loans or participations or periods shall be increased (but not above the

46


Maximum Rate therefor) until such cumulated amount, together with interest thereon at the Federal Funds Effective Rate to the date of repayment, shall have been received by such Lender.

SECTION 9.10.  Entire Agreement. This Agreement and the Fee
Letter dated November 8, 2002, between the Borrower and CSFB, constitute the entire contract between the parties relative to the subject matter hereof. Any other previous agreement among the parties with respect to the subject matter hereof is superseded by this Agreement. Nothing in this Agreement, expressed or implied, is intended to confer upon any person (other than the parties hereto, their respective successors and assigns permitted hereunder and, to the extent expressly contemplated hereby, the Related Parties of each of the Administrative Agent and the Lenders) any rights, remedies, obligations or liabilities under or by reason of this Agreement.

SECTION 9.11.  WAIVER OF JURY TRIAL. EACH PARTY
HERETO HEREBY WAIVES, TO THE FULLEST EXTENT
PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE
TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION
DIRECTLY OR INDIRECTLY ARISING OUT OF, UNDER OR IN
CONNECTION WITH THIS AGREEMENT.  EACH PARTY HERETO
(A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR
ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED,
EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY
WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO
ENFORCE THE FOREGOING WAIVER AND
(B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES
HERETO HAVE BEEN INDUCED TO ENTER INTO THIS
AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL
WAIVERS AND CERTIFICATIONS IN THIS SECTION 9.11.

SECTION 9.12. Severability. In the event any one or more of the provisions contained in this Agreement should be held invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained herein and therein shall not in any way be affected or impaired thereby (it being understood that the invalidity of a particular provision in a particular jurisdiction shall not in and of itself affect the validity of such provision in any other jurisdiction). The parties shall endeavor in good-faith negotiations to replace the invalid, illegal or unenforceable provisions with valid provisions the economic effect of which comes as close as possible to that of the invalid, illegal or unenforceable provisions.

SECTION 9.13.  Counterparts. This Agreement may be
executed in counterparts (and by different parties hereto on different counterparts), each of which shall constitute an original but all of which when taken together shall constitute a single contract, and shall become effective as provided in Section 9.03. Delivery of an executed signature page to this Agreement by facsimile transmission shall be as effective as delivery of a manually signed counterpart of this Agreement.

SECTION 9.14.  Headings. Article and Section headings and the
Table of Contents used herein are for convenience of reference only, are not part of this Agreement and are not to affect the construction of, or to be taken into consideration in interpreting, this Agreement.

SECTION 9.15.  Jurisdiction; Consent to Service of Process.
The Borrower hereby irrevocably and unconditionally submits, for itself and its property, to the nonexclusive jurisdiction of any New York State court or Federal court of the United States of America sitting in New York City, and any appellate court from any thereof, in any action or proceeding arising out of or relating to this Agreement, or for recognition or enforcement of any judgment, and each

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47


of the parties hereto hereby irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding may be heard and determined in such New York State or, to the extent permitted by law, in such Federal court. Each of the parties hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Nothing in this Agreement shall affect any right that the Administrative Agent or any Lender may otherwise have to bring any action or proceeding relating to this Agreement against the Borrower or its properties in the courts of any jurisdiction.

(b) The Borrower hereby irrevocably and unconditionally waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Agreement in any New York State or Federal court. Each of the parties hereto hereby irrevocably waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.

(c) Each party to this Agreement irrevocably consents to service of process in the manner provided for notices in Section 9.01. Nothing in this Agreement will affect the right of any party to this Agreement to serve process in any other manner permitted by law.

SECTION 9.16.  Confidentiality.  Each of the Administrative
Agent and the Lenders agrees to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (a) to its and its Affiliates' officers, directors, employees and agents, including accountants, legal counsel and other advisors who need to know such Information in connection with its role as Administrative Agent or Lender (as the case may be) hereunder (it being understood that the persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential), (b) to the extent requested by any regulatory authority or quasi-regulatory authority (such as the National Association of Insurance Commissioners) (provided that, to the extent permitted by applicable law and practicable under the circumstances, such person will first inform the Borrower of any such request), (c) to the extent required by applicable laws or regulations or by any subpoena or similar legal process (provided that, to the extent permitted by applicable law, such person will promptly notify the Borrower of such requirement as far in advance of its disclosure as is practicable to enable the Borrower to seek a protective order and, to the extent practicable, such person will cooperate with the Borrower in seeking any such order), (d) in connection with the exercise of any remedies hereunder or any suit, action or proceeding relating to the enforcement of its rights hereunder,
(e) subject to an agreement containing provisions substantially the same as those of this Section 9.16, to (i) any actual or prospective assignee of or participant in any of its rights or obligations under this Agreement or
(ii) any actual or prospective counterparty (or its advisors) to any credit default swap or similar credit derivative transaction relating to the obligations of the Borrower under this Agreement, (f) with the consent of the Borrower or (g) to the extent such Information becomes publicly available other than as a result of a breach of this Section 9.16. For the purposes of this Section, "Information" shall mean all information received from the Borrower and related to the Borrower or its business, other than any such information that was available to the Administrative Agent or any Lender on a nonconfidential basis prior to its disclosure by the Borrower. Each of the Administrative Agent and the Lenders agrees that, except as expressly provided in this Section 9.16, it will use

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48


Information only in connection with its role as Administrative Agent or Lender (as the case may be) hereunder.

SECTION 9.17.  Syndication of Commitments and Loans.
Pursuant to the Commitment Letter dated November 8, 2002, between the Borrower and CSFB, the Borrower has agreed to, among other things, actively assist CSFB in completing a satisfactory syndication of the Commitments and Loans hereunder, which syndication may occur, if at all, prior to or after the Closing Date. Without limiting the obligations of the Borrower with respect to and under such Commitment Letter and this Agreement, in order to ensure a successful syndication of the Commitments and the Loans, the Borrower hereby agrees (a) to enter into any amendment of the Existing Borrower Credit Agreements and any amendment or amendment and restatement of this Agreement reasonably proposed by the Administrative Agent to accomplish any of the changes that may be made by CSFB pursuant to the sixth paragraph of the Fee Letter dated November 8, 2002, between the Borrower and CSFB; provided that the Total Commitment shall remain unchanged, and
(b) to pay all Participation Fees (as defined in the Fee Letter dated November 8, 2002, between the Borrower and CSFB) in connection with any syndication of the Commitments and Loans hereunder.

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49


IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.

LABORATORY CORPORATION OF AMERICA HOLDINGS,

By:
   ----------------------------------------
   Name:
   Title:


CREDIT SUISSE FIRST BOSTON, acting through its
Cayman Islands Branch, individually and as Administrative Agent,

By:
   ------------------------------------------
   Name:
   Title

By:
   ------------------------------------------
   Name:
   Title: